UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Information Required in Proxy Statement
Schedule 14A Information
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No. )
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☐	Soliciting Material Pursuant to Section 240.14a-12
GENESEE & WYOMING INC.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)
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GENESEE & WYOMING INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
May 21, 2014
The annual meeting of stockholders of Genesee & Wyoming Inc. (the “Company,” “we,” “us” or “our”) will be held at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, Connecticut 06870, on May 21, 2014, at 10:00 a.m., Eastern Daylight Time, for the following purposes:

•	to elect the three directors listed herein;

•	to approve, in a non-binding, advisory vote, the compensation paid to our named executive officers as described in the attached proxy statement;

•	to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2014; and

•	to transact such other business as may properly come before our annual meeting, or any adjournments or postponements of the meeting.
The Board of Directors of the Company has fixed the close of business on April 1, 2014 as the record date for the determination of stockholders entitled to notice of and to vote at our annual meeting and any adjournments or postponements of the meeting.
The Company is once again taking advantage of the Securities and Exchange Commission rules that allow us to furnish our proxy materials over the Internet to our stockholders rather than in paper form. We believe that this delivery process will expedite our stockholders’ receipt of our proxy materials, reduce the environmental impact of our annual meeting of stockholders and lower the costs of printing and distributing our proxy materials. Accordingly, unless you have previously requested receipt of our proxy materials in paper form, you will receive a Notice of Internet Availability of Proxy Materials (the “Notice”), which we expect to mail on or about April 7, 2014.
To ensure that your shares are properly represented at our annual meeting, whether you attend it or not, please vote your shares over the Internet, by telephone or, if you elect to receive a hard copy of your proxy materials, by completing, signing and returning the proxy card by mail. Please review the voting instructions on the Notice or the proxy card, as the case may be. If your shares are held in “street name,” please contact your bank, broker or other holder of record to determine whether you will be able to transmit voting instructions by telephone or through the Internet, or follow the instructions on the voting form they send to you. Voting procedures are described in the General Information section beginning on page 1 of the proxy statement, as well as on the proxy card and on the Notice.
This Notice of Annual Meeting of Stockholders and proxy statement, along with our annual report to stockholders, which includes our Form 10-K for our fiscal year ended December 31, 2013 and our related audited financial statements, are first being distributed or made available to stockholders, as the case may be, on or about April 7, 2014.

BY ORDER OF THE BOARD OF DIRECTORS

Allison M. Fergus
General Counsel and Secretary
April 7, 2014

GENESEE & WYOMING INC.
Principal Executive Offices:
20 West Avenue
Darien, Connecticut 06820
PROXY STATEMENT
Our Board of Directors, or the Board, is soliciting proxies to be voted at our annual meeting of stockholders to be held at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, Connecticut 06870, on May 21, 2014, at 10:00 a.m., Eastern Daylight Time, or at any adjournments or postponements of the annual meeting.

GENERAL INFORMATION
Why am I being provided with these proxy materials?
We have made this proxy statement and our annual report for the fiscal year ended December 31, 2013 (the “Annual Report” and collectively with this proxy statement, the “Proxy Materials”) available to you on the Internet or, upon your request, have delivered printed versions of these materials to you by mail in connection with the solicitation by our Board of proxies to be voted at our annual meeting of stockholders. Directors, officers and other Company employees may also solicit proxies by telephone or otherwise. We will bear the cost of this solicitation. Our Board has fixed the close of business on April 1, 2014 as the record date (“Record Date”) for our annual meeting. Only stockholders of record as of the Record Date are entitled to notice of and to vote at our annual meeting or at any adjournments or postponements thereof, in person or by proxy. The Proxy Materials are being made available to you because you owned shares of our common stock as of the close of business on the Record Date. This proxy statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed voting decision.
Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of Proxy Materials?
Pursuant to rules adopted by the United States Securities and Exchange Commission (the “SEC”), we have elected to provide stockholders access to our Proxy Materials over the Internet. We believe that this e-proxy process will expedite our stockholders’ receipt of Proxy Materials, reduce the environmental impact of our annual meeting and lower the costs of printing and distributing our Proxy Materials. Accordingly, we expect to send a Notice of Internet Availability of Proxy Materials (the “Notice”) on or about April 7, 2014 to stockholders of record entitled to vote at the annual meeting. If you receive the Notice by mail, you will not receive a printed copy of the Proxy Materials unless you specifically request a printed copy.
All stockholders will have the ability to access the Proxy Materials on a website referred to in the Notice, to download printable versions of the Proxy Materials from our website or to request and receive a printed copy of the Proxy Materials from us. Instructions on how to access the Proxy Materials over the Internet or to request a printed copy from us may be found on the Notice. If you receive paper copies of the Proxy Materials, a proxy card will also be enclosed.
What will I be voting on?

•	to elect the three directors listed herein (see page 6);

•	to approve, in a non-binding, advisory vote, the compensation paid to our named executive officers as described in this proxy statement (see page 61);

•	to ratify the selection of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for our fiscal year ending December 31, 2014 (see page 63); and

•	to transact such other business as may properly come before our annual meeting or any adjournments or postponements of the meeting.
How many votes must be present to hold the meeting?
The holders of a majority of the voting power of the Company’s Class A Common Stock, par value $0.01 per share (“Class A Common Stock”), and Class B Common Stock, par value $0.01 per share (“Class B Common Stock”), must be present in person or by proxy to hold our annual meeting.
How many shares are entitled to vote?
As of the close of business on April 1, 2014, there were 52,081,437 shares of our Class A Common Stock outstanding and entitled to vote, and 1,608,989 shares of our Class B Common Stock outstanding and entitled to vote.
How many votes do I have?
If you are a holder of our Class A Common Stock, then you are entitled to one vote per share of Class A Common Stock that you held as of the close of business on April 1, 2014. If you are a holder of our Class B Common Stock, then you are entitled to ten votes per share of Class B Common Stock that you held as of the close of business on April 1, 2014. All matters expected to be voted on at our annual meeting will be voted on by the holders of our Class A Common Stock and Class B Common Stock, voting together as a single class.

How do I vote my shares without attending the annual meeting?
If you are a stockholder of record or a participant in our employee stock purchase plan, you may vote by granting a proxy in one of the three following ways:

•	By Internet	—
You may submit your proxy by going to www.proxyvote.com and by following the instructions on how to complete an electronic proxy card. You will need the 12-digit Control Number included on your Notice or your proxy card in order to vote by Internet.

•	By Telephone	—	You may submit your proxy by dialing (800) 690-6903. You will need the 12-digit Control Number included on your Notice or your proxy card in order to vote by telephone.

•	By Mail	—
If you have not already received a proxy card, you may request a hard copy of your Proxy Materials from us by following the instructions on your Notice. When you receive the proxy card, mark your selection on the proxy card, date and sign your name exactly as it appears on your proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity. Mail the proxy card in the postage-paid envelope that will be provided to you.

If you hold your shares in street name, you may vote by submitting voting instructions to your bank, broker or other nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail as indicated above. Please refer to information from your bank, broker or other nominee on how to submit voting instructions.
Internet and telephone voting will close at 11:59 p.m. (Eastern Daylight Time) on May 20, 2014 for the voting of shares held by stockholders of record or held in “street name” and will close at 11:59 p.m. (Eastern Daylight Time) on May 18, 2014 for the voting of shares held by participants in our employee stock purchase plan.
Mailed proxy cards representing shares held by stockholders of record or held in “street name” must be received no later than May 20, 2014. Mailed proxy cards representing shares held by participants in our employee stock purchase plan must be received no later than May 18, 2014.
What is the difference between holding shares as a stockholder of record and in “street name” as a beneficial owner?
If your shares are registered directly in your name with our transfer agent, Computershare, you are considered, with respect to those shares, the “stockholder of record.” We have sent the Notice or, if requested, the Proxy Materials directly to you.
If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in “street name.” The Notice, or Proxy Materials, if you elected to receive a hard copy, have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by following their instructions for voting.
How do I vote my shares in person at the annual meeting?
First, as described below, you must satisfy the requirements for admission to the annual meeting. Then, if you are a stockholder of record and prefer to vote your shares at the annual meeting, you must bring proof of identification along with your Notice or proof of ownership. You may vote shares held in “street name” at the annual meeting only if you obtain a signed proxy from the record holder (the broker or other nominee) giving you the right to vote the shares. Shares held through our employee stock purchase plans cannot be voted in person at the annual meeting.
Even if you plan to attend the annual meeting, we encourage you to vote in advance by Internet, telephone or proxy card, if you elected to receive a hard copy of your Proxy Materials, so that your vote will be counted even if you later decide not to attend the annual meeting.

What do I need to do if I want to attend the annual meeting?
You do not need to make a reservation to attend the annual meeting. However, please note that you will need to demonstrate that you were a stockholder on the Record Date to be admitted to the meeting. If your shares are held in the name of your bank, broker or through our employee stock purchase plan or other holder of record, you will need to bring evidence of your stock ownership. If you do not have proof that you owned our stock as of the Record Date, you may not be admitted to the meeting. Attendance at the annual meeting is limited to our stockholders of record, participants of our employee stock purchase plan and beneficial owners, in each case as of the Record Date, members of their immediate families or their named representatives as well as other invitees of the Company. We reserve the right to limit the number of representatives and immediate family members who may attend the meeting. Directions to the meeting are set forth on our website at www.gwrr.com/annualmeeting.
Can I change or revoke my vote?
Yes. If you are a stockholder of record or a participant in the employee stock purchase plan, you may revoke your proxy or change your vote at any time before your proxy is voted. The last vote cast is what counts. To revoke your proxy or change your vote, you must use the same means as you did to originally cast your vote, unless you vote in person at our annual meeting:

•
if you voted by telephone or through the Internet, follow the same “vote by telephone” or “vote by Internet” instructions provided in the Notice before the closing of those voting facilities at 11:59 p.m. (Eastern Daylight Time) on May 20, 2014 in the case of shares voted by stockholders of record and at 11:59 p.m. (Eastern Daylight Time) on May 18, 2014 in the case of shares voted by participants in our employee stock purchase plan; or

•
if you voted by mail, send written notice to our Secretary at the address set forth in this proxy statement, for receipt no later than May 20, 2014 in the case of shares voted by stockholders of record and no later than May 18, 2014 in the case of shares voted by participants in our employee stock purchase plan.

If your shares are held in “street name,” please refer to the information forwarded to you by your bank, broker or other holder of record for procedures on revoking or changing your proxy vote.
How many votes are required for the proposals to pass?
Directors are elected by a plurality vote, which means that the three director nominees with the greatest number of votes cast, even if less than a majority, will be elected.
The non-binding, advisory vote on the compensation paid to our named executive officers and the proposal to ratify the selection of PwC as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2014 each requires the affirmative vote of a majority of the voting power of the shares of our common stock present in person or represented by proxy and entitled to vote on the matter. It is important to note that these proposals are both non-binding and advisory. Therefore, the Company and/or the Board of Directors may determine to act in a manner inconsistent with the outcomes of such proposals.
How are votes counted?
With respect to the election of directors, you may vote “FOR” all nominees for the Board, or you may “WITHHOLD” authority to vote for one or more nominees. A “WITHHOLD” vote and broker non-vote will have the same effect as an abstention and will not count as a vote “FOR” or “AGAINST” a director because directors are elected by plurality voting, but will be counted for purposes of determining if a quorum is present at the annual meeting.
With respect to the non-binding, advisory vote on the compensation paid to our named executive officers, you may vote “FOR,” “AGAINST,” or “ABSTAIN.” Abstentions will count as an “AGAINST” vote and will count as shares present for determining if a quorum is present at the annual meeting. Broker non-votes will have no effect in determining whether the proposals are approved because the shares subject to the “broker non-vote” will not be deemed entitled to vote on this matter, but will be counted for purposes of determining if a quorum is present at the annual meeting.
With respect to the ratification of the selection of PwC as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2014, you may vote “FOR,” “AGAINST,” or “ABSTAIN.” Abstentions will count as an “AGAINST” vote and will count as shares present for determining if a quorum is present at the annual meeting. There are no broker non-votes for auditor ratification because brokers have discretion to vote on the ratification of the selection of the Company’s independent registered public accounting firm.

What if I do not specify a choice for a matter when returning a proxy?
Stockholders should specify their choice for each matter described in the Notice, or the proxy card, as the case may be. If no specific instructions are given, proxies which are signed and returned will be voted FOR the election of each of the director nominees listed herein, FOR the advisory vote on the compensation paid to our named executive officers and FOR the proposal to ratify the appointment of PwC as our independent registered public accounting firm for our fiscal year ending December 31, 2014, and in accordance with the discretion of the holders of the proxy with respect to all other matters that properly come before our annual meeting or any adjournment or postponement thereof.
What if I don’t vote my shares by proxy and don’t attend the Company’s annual meeting?
If you are a “stockholder of record” (that is, your shares are registered in your own name with our transfer agent) or a participant in our employee stock purchase plan and you do not vote your shares, your shares will not be voted. If you are a “beneficial owner” of shares held in “street name,” and you do not give your bank, broker or other holder of record specific voting instructions for your shares, under rules of the New York Stock Exchange (the “NYSE”), your bank, broker or other holder of record will be unable to exercise discretionary authority for you with regard to the election of director nominees listed herein or the non-binding advisory vote on the compensation paid to our named executive officers. However, if you are a “beneficial owner” of shares held in “street name,” and you do not give your bank, broker or other holder of record specific voting instructions for your shares, your bank, broker or other holder of record will be able to exercise discretionary authority for you with regard to the ratification of the selection of PwC as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2014.
What happens if a nominee for director declines or is unable to accept election?
Our Board does not contemplate that any of the nominees will be unable to serve as a director, but if that contingency should occur prior to the voting of the proxies, the persons named in the proxy card reserve the right to vote for such substitute nominee or nominees as they, in their discretion, may determine. Therefore, if you vote by proxy, and if unforeseen circumstances make it necessary or desirable for our Board to substitute another person for a director nominee, we will vote your shares for that other person.
Will anyone contact me regarding this vote?
No arrangements or contracts have been made with any proxy solicitors as of the date of this proxy statement, although we reserve the right to engage solicitors if we deem them necessary. Such solicitations may be made by mail, telephone, facsimile, e-mail or personal interviews.
Will the annual meeting be webcast?
Our annual meeting will not be webcast.

ANNUAL REPORT
How can I access electronically or receive a copy of the Company’s Proxy Materials, including the Annual Report?
This proxy statement, the proxy card and the Company’s Annual Report are being made available to the Company’s stockholders on the Internet at www.proxyvote.com through the notice and access process. The Annual Report includes our audited financial statements for our fiscal year ended December 31, 2013, along with other financial information about our Company, which we urge you to read carefully.

All stockholders will have the ability to access the Proxy Materials on the website referred to in the Notice of Internet Availability and to download printable versions of the Proxy Materials or to request and receive a printed set of the Proxy Materials from us. If you own your shares of common stock of the Company in your name and wish to receive a printed copy or stop receiving printed copies from us, you can make such a request by phone at (800) 579-1639, by e-mail to sendmaterial@proxyvote.com or through the Internet at www.proxyvote.com. You will need your 12-digit Control Number located on your Notice of Internet Availability to make such a request. If you hold your shares of common stock through a bank, broker or other holder of record, please refer to the information provided by that entity for instructions on how to request printed copies of future Proxy Materials. Your choice will remain in effect unless you change your election. You will be provided with the opportunity to receive hard copies of the Proxy Materials in future mailings.
How can I access electronically or receive a copy of the Form 10-K?
Our Form 10-K is included in our Annual Report, which is being made available to the Company’s stockholders on the Internet at www.proxyvote.com on or around April 7, 2014.
You can also obtain, free of charge, a copy of our Form 10-K (including the financial statements and the financial statement schedules, if any), by:

•	accessing our Internet site at www.gwrr.com/investors;

•	writing to us at Genesee & Wyoming Inc., Corporate Communications, 20 West Avenue, Darien, Connecticut 06820; or

•	telephoning us at: (203) 202-8900.
You can also obtain a copy of our Form 10-K and other periodic filings that we make with the SEC from the SEC’s EDGAR database at www.sec.gov.

PROPOSAL ONE:
ELECTION OF DIRECTORS
Our by-laws allow us to set the size of our Board to be between three and 15 directors, and currently our Board is composed of 10 directors. Our Restated Certificate of Incorporation provides for a classified Board, consisting of three classes of directors, with each class serving staggered three-year terms. As a result, only a portion of our Board is elected each year. The three directors identified below, Messrs. Fuller, Hellmann and Melzer, are to be elected by our stockholders for a three-year term expiring in 2017, or until their respective successors are duly elected and qualified.
Our Board unanimously recommends that stockholders vote FOR the election of each of
Mortimer B. Fuller III, John C. Hellmann and Robert M. Melzer
Proposed For Election as Director
for a Three-Year Term Expiring in 2017

Name and Age on April 1, 2014	Principal Occupation, Business Experience and Other Directorships

Mortimer B. Fuller III
Principal Occupation: Chairman of the Board of Genesee & Wyoming Inc. since 1977.

Business Experience: Chairman of the Board and Executive Chairman of Genesee & Wyoming Inc. from 2007 to 2009; Chairman of the Board and Chief Executive Officer of Genesee & Wyoming Inc. from 1977 to 2007 and President of Genesee & Wyoming Inc. from 1977 to 1997.

Other Directorships: Mr. Fuller does not currently serve on the Board of Directors of any other public companies.

Committees: Mr. Fuller does not currently serve as a member of any of the Committees of our Board.

In connection with his nomination to the Board, the Board believes that Mr. Fuller’s legacy familial ownership of the Company from its beginning as a 14-mile short line railroad to a Company operating 111 railroads in the United States, Australia, Canada and Europe, as well as his longstanding leadership as the founder and Chief Executive Officer of Genesee & Wyoming Inc., gives him invaluable insights into the Company’s challenges, opportunities and operations.

Age 71 Director since 1973

John C. Hellmann
Principal Occupation: Chief Executive Officer of Genesee & Wyoming Inc. since 2007 and President since 2005.

Business Experience: Chief Financial Officer of Genesee & Wyoming Inc. from 2000 to 2005.

Other Directorships: Association of American Railroads

Committees: Mr. Hellmann does not currently serve as a member of any of the Committees of our Board.

In connection with his nomination to the Board, the Board considered Mr. Hellmann’s extensive involvement in orchestrating the Company’s growth in his existing and previous managerial capacities, which provides him with in-depth knowledge of the Company’s operations, the leadership he has exhibited as Chief Executive Officer and his skill in developing effective strategies for the Company. Mr. Hellmann’s significant international business experience and his expertise in valuing and acquiring companies were also recognized when Mr. Hellmann was considered as a nominee.

For additional information on Mr. Hellmann’s business experience, see “Executive Officers” on page 25.

Age 43 Director since 2006

Name and Age on April 1, 2014	Principal Occupation, Business Experience and Other Directorships

Robert M. Melzer
Principal Occupation: Retired.

Business Experience: President and Chief Executive Officer of Property Capital Trust (real estate investment trust) from 1992 to 1999; Chief Financial Officer of Property Capital Trust from 1990 to 1996.

Other Directorships:  Mr. Melzer does not currently serve on the Board of Directors of any other public companies.

Committees: Mr. Melzer currently serves as a member of the Audit and Compensation Committees of our Board.

In connection with his nomination to the Board, the Board considered Mr. Melzer’s extensive knowledge of all facets of managing an organization and his expertise in deal structuring and financial and accounting matters, which are of significant importance to the Board. In his capacity as a member of the Company’s Audit Committee, Mr. Melzer has been particularly focused on the quality and integrity of the Company’s financial statements since he joined the Board in 1997. As Mr. Melzer has reached age 70, he voluntarily submitted his resignation from the Board to the Chairman of the Governance Committee in accordance with the Company’s Corporate Governance Principles. Following consideration and in light of Mr. Melzer’s continued contributions to the Board and his significant knowledge and experience with the Company, the resignation was not accepted. If elected, Mr. Melzer has voluntarily agreed to submit his resignation on an annual basis for the remainder of his three year term in furtherance of the Company’s Corporate Governance Guidelines.

Age 73 Director since 1997

Directors Whose Terms Do Not Expire at the Annual Meeting
The following table sets forth certain information with respect to each of our directors whose term in office does not expire at the annual meeting.
Terms Expiring at Annual Meeting in 2015

Name and Age on April 1, 2014	Principal Occupation, Business Experience and Other Directorships

Richard H. Allert
Principal Occupation: Professional director of public companies in the United States and Australia.

Business Experience: Partner of Peat Marwick Mitchell & Co. from 1973 to 1979. Founder and partner of Allert, Heard & Co. from 1979 to 1989.

Other Directorships: Western Desert Resources Ltd. - Chairman of the board of directors (listed in Australia)

AMP Ltd. (listed in Australia )

Gerard Lighting Group Ltd. — Deputy Chairman of the board of directors until October 2012 (listed in Australia)

AXA Asia Pacific Holdings Ltd. until 2011 (listed in Australia until acquired by AMP Ltd. on March 30, 2011)

Committees: Mr. Allert currently serves as a member of the Audit, Compensation and Australia Committees of our Board.

In connection with his nomination to the Board, the Board considered that Mr. Allert has extensive public company board experience in Australia and is familiar with the Company’s business since he has been a director of our Australian subsidiary, Genesee & Wyoming Australia Pty Ltd, since 2008. In addition, the Board believes that Mr. Allert’s experience in Australian business will continue to be of significant benefit to the Company as we experience growth in our Australian operations. Further, Mr. Allert’s experience as a chartered public accountant is also beneficial to the Board in its oversight of accounting matters.

Age 71 Director since 2011

Michael Norkus
Principal Occupation: Founder and President of Alliance Consulting Group since 1986.

Business Experience: Vice President and Director of The Boston Consulting Group from 1975 to 1986.

Other Directorships: Acco Brands Corporation — Compensation Committee Member and Nominating and Governance Committee Chairman

Overland Storage, Inc. until January 2011

Committees: Mr. Norkus currently serves as a member of the Compensation and Governance Committees of our Board.

In connection with his nomination to the Board, the Board considered that Mr. Norkus founded a company that provides strategic, organizational and human resource consulting services to boards of directors and senior management teams of multinational companies. The Board believes that Mr. Norkus brings to the Board international business experience, entrepreneurial experience and expertise in strategic planning, assisting companies with growth and organizational effectiveness.

Age 67 Director since 2009

Name and Age on April 1, 2014	Principal Occupation, Business Experience and Other Directorships
Ann N. Reese
Principal Occupation: Co-Executive Director and Co-Founder of the Center for Adoption Policy since 2001.
Business Experience: Principal, Clayton, Dubilier & Rice from 1999 to 2000; Executive Vice President and Chief Financial Officer of ITT Corporation from 1995 to 1998; Treasurer of ITT Corporation from 1992 to 1995.

Other Directorships: Xerox Corporation - Chairman of the Corporate Governance Committee and Finance Committee Member

Sears Holdings Corporation - Chairman of the Audit Committee and Compensation Committee Member

Merrill Lynch & Co., Inc. until 2008

Committees: Ms. Reese currently serves as the Chairman of our Audit Committee and as a member of the Governance Committee of our Board.

In connection with her nomination to the Board, the Board recognized Ms. Reese’s extensive executive experience in corporate finance and financial reporting, as well as her knowledge, perspective and corporate governance expertise. The Board also considered that her expertise in financial and accounting matters, her experience as the Chief Financial Officer and Treasurer of a large public company and her service on other public company boards and committees would significantly benefit the Company. In addition, the Board also noted Ms. Reese’s significant involvement with the University of Pennsylvania as a Trustee as another means to enrich the diverse perspectives of the Board.

Age 61 Director since 2012

Terms Expiring at Annual Meeting in 2016

Name and Age on April 1, 2014	Principal Occupation, Business Experience and Other Directorships

Richard H. Bott
Principal Occupation: Retired.

Business Experience: Vice Chairman, Institutional Securities Group of Morgan Stanley & Co. Incorporated from 2003 to 2007; Vice Chairman, Investment Banking of Credit Suisse First Boston Corporation from 1998 to 2003; Managing Director, The First Boston Corporation and its successor companies, CS First Boston Corporation and Credit Suisse First Boston Corporation, from 1982 to 1998; Vice President, Assistant Vice President & Associate, The First Boston Corporation from 1972 to 1982.

Other Directorships: Lear Corporation

Committees: Mr. Bott currently serves as a member of the Compensation and Governance Committees of our Board.

In connection with his nomination to the Board, the Board considered that Mr. Bott has extensive finance, strategy and transaction experience with larger companies, both domestic and international, from his thirty-five year career as an investment banker.

Age 67 Director since 2012

Øivind Lorentzen III
Principal Occupation: Chief Executive Officer of SEACOR Holdings Inc. since September 2010.

Business Experience: Founded Northern Navigation International, Ltd. in 1990; Chairman of NFC Shipping Funds from 2001 to 2008; Founding Sponsor of Northern Shipping Funds from 2008 to 2010; President and Chief Executive Officer of Northern Navigation International, Ltd. from June 1990 to September 2010.

Other Directorships: SEACOR Holdings Inc.

ERA Group Inc.

Committees: Mr. Lorentzen currently serves as Chairman of the Governance Committee of our Board.

In connection with his nomination to the Board, the Board recognized Mr. Lorentzen’s experience as the founder, President and Chief Executive Officer of an international shipping company, which provides the Board with valuable experience in evaluating international opportunities. Mr. Lorentzen’s recent experience as the Chief Executive Officer of a public company also provides a valuable perspective to the Board.

Age 63 Director since 2006

Name and Age on April 1, 2014	Principal Occupation, Business Experience and Other Directorships

Philip J. Ringo
Principal Occupation: Self-employed strategy consultant and director, primarily to technology and transportation firms, since January 2013.

Business Experience: Senior Strategic Advisor to Elemica, a leading global supply services provider, from July 2009 to January 2013; Chairman and Chief Executive Officer of RubberNetwork.com, LLC, a tire and rubber industry strategic sourcing and technology consortium, from June 2001 to July 2009; Consultant to ChemConnect, Inc., an operator of an electronic marketplace for buyers and sellers of chemicals, feedstocks and plastics, from January 2001 to May 2001; President and Chief Operating Officer of ChemConnect, Inc. from March 1999 to January 2001; President and Chief Executive Officer of Chemical Leaman Tank Lines Inc., a trucking firm, from 1995 to 1998; President and Chief Operating Officer of The Morgan Group, Inc. and Chairman and Chief Executive Officer of Morgan Drive Away, Inc., a common and contract carrier for the manufactured housing and recreational vehicle industries, from 1992 to 1995.

Other Directorships: ICG Group, Inc. (f/k/a Internet Capital Group, Inc.) - Nominating and Governance Committee Member and Audit Committee Member

Trimac Equipment Leasing, Inc. — Safety and Environment Committee Member, Compensation Committee Member and Audit Committee Chairman

Committees: Mr. Ringo currently serves as Chairman of our Australia Committee and as a member of the Audit and Governance Committees of our Board.

In connection with his nomination to the Board, the Board recognized Mr. Ringo’s international business experience, his experience in the field of global supply chain services, his transportation industry experience and information technology background, which are important to the Board. As Mr. Ringo has reached age 70, he voluntarily submitted his resignation from the Board to the Chairman of the Governance Committee in accordance with the Company’s Corporate Governance Principles. Following consideration and in light of Mr. Ringo’s continued contributions to the Board and his significant knowledge and experience with the Company, the resignation was not accepted. Mr. Ringo has voluntarily agreed to submit his resignation on an annual basis for the remainder of his term in furtherance of the Company’s Corporate Governance Guidelines.

Age 72 Director since 1978

Mark A. Scudder
Principal Occupation: Chief Executive Officer and President of Scudder Law Firm, P.C., L.L.O. since January 2010; President of Scudder Law Firm since 2002.

Business Experience: Attorney with Scudder Law Firm since 1993 representing public and private companies in mergers and acquisitions, financing transactions and general corporate matters, with a particular focus on the U.S. trucking industry.

Other Directorships:  Mr. Scudder does not currently serve on the Board of Directors of any other public companies.

Committees: Mr. Scudder currently serves as Chairman of the Compensation Committee and as a member of the Audit Committee of our Board.

In connection with his nomination to the Board, the Board recognized Mr. Scudder’s background as an attorney, his expertise in advising public companies on mergers and acquisitions and governance matters, his extensive experience in the transportation industry, his extensive experience advising public companies on financial transactions and financial analysis, and his significant involvement with audit committee matters for other public companies, all of which provide a valuable perspective to the Board.

Age 51 Director since 2003
Unless authority to vote for one or more of the nominees is specifically withheld according to the instructions, proxies received will be voted FOR the election of Messrs. Fuller, Hellmann and Melzer. Our Board does not contemplate that any of the nominees will be unable to serve as a director, but if that contingency should occur prior to the voting of the proxies, the persons named in the proxy card reserve the right to vote for such substitute nominee or nominees as they, in their discretion, may determine.

RELATED PERSON TRANSACTIONS

Class B Stockholders’ Agreement
The Company, Mortimer B. Fuller III, our Chairman of the Board, our officers with policy-making functions who are subject to the reporting obligations of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as set forth on page 25 (collectively, the “Executive Officers”), and all holders of our Class B Common Stock are parties to a Class B Stockholders’ Agreement dated as of May 20, 1996 (the “Class B Stockholders’ Agreement”). Under the agreement, if a party proposes to transfer shares of Class B Common Stock in a transaction that would result in the automatic conversion of those shares into shares of Class A Common Stock, the Executive Officers have the right to purchase up to an aggregate of 50% of those shares, and Mr. Fuller has the right to purchase the balance, all at the then-current market price of the Class A Common Stock. If Mr. Fuller does not purchase the entire balance of the shares, the Executive Officers have the right to purchase the shares that remain. In the event that the employment of any Executive Officer terminates, these purchase rights also apply to any Class B Common Stock held by the Executive Officer. The effect of the Class B Stockholders’ Agreement is to concentrate ownership of the Class B Common Stock, which entitles the holders thereof to 10 times the voting power per share of the Class A Common Stock, in the hands of our management and Mr. Fuller. See “Security Ownership of Certain Beneficial Owners and Management” on page 58.
In 2012, our Corporate Governance Principles were amended to formalize the Company’s current policy on limiting additional issuances of Class B Common Stock to certain transfers of outstanding Class B Common Stock, including transfers by gift or resulting from the death of a record holder of Class B Common Stock, to a spouse, child or grandchild of a record holder of any Class B Common Stock and transfers to Mr. Fuller or any Executive Officer, in accordance with the Class B Stockholders’ Agreement. In addition, issuances made in connection with the subdivision, consolidation, reclassification, or other change in Class B Common Stock are permitted, in each case in accordance with the conditions set forth in the Company’s Restated Certificate of Incorporation then in effect. See “Corporate Governance—Issuances of Class B Common Stock” on page 13.
Policies and Procedures for Review, Approval or Ratification of Related Person Transactions
The Board adopted a written Related Person Transaction Policy which requires (1) the review and approval, or ratification, by the Governance Committee, or by a sub-committee of the Board composed solely of independent directors who are disinterested, of all related person transactions that would be required to be disclosed pursuant to the rules and regulations of the SEC and (2) that any employment relationship or employment transaction involving an Executive Officer and any related compensation to such Executive Officer must be approved by the Compensation Committee of the Board or recommended by the Compensation Committee to the Board for its approval. In connection with the review and approval, or ratification, of related person transactions, management must disclose to the Governance Committee or the Compensation Committee, as applicable, the material terms of the transaction, including the approximate dollar value associated with the transaction, and the nature of the related person’s interest in the transaction. Information with respect to compliance with any applicable agreements and any disclosure obligations must also be provided. To the extent that the transaction involves an independent director, consideration must also be given, as applicable, to the NYSE listing standards, our categorical standards of independence included in our Corporate Governance Principles, the requirements of Section 162(m) of the Internal Revenue Code (“IRC”) and other relevant rules under the Exchange Act related to independence.

CORPORATE GOVERNANCE
Director Independence
General
Pursuant to the General Corporation Law of the State of Delaware, the state where we are incorporated, and our by-laws, our business, property and affairs are managed by or under the direction of our Board. Members of our Board are kept informed of our business through discussions with our Chief Executive Officer (“CEO”) and other officers, by reviewing materials provided to them by management, by participating in meetings of the Board and its committees and by visiting various facilities and operations. We currently have 10 Board members including eight independent non-management directors, one management director, and our non-independent Chairman. From October 2, 2012 through November 19, 2013, we also had one additional non-independent director by virtue of his position with The Carlyle Group (“Carlyle”), who, with its affiliates, was a significant stockholder up until Carlyle completed its sale of its entire interest in the Company on November 19, 2013, upon which time the director voluntarily resigned from the Board.
Corporate Governance Principles and Categorical Independence Standards
In order to provide guidance on the composition and function of our governing body, our Board adopted our Corporate Governance Principles, which include, among other things, our categorical standards of director independence. These categorical independence standards establish certain relationships that our Board, in its judgment, has deemed to be material or immaterial for purposes of assessing a director’s independence. In the event that a director maintains any relationship with us that is not addressed in these standards and could reasonably be expected to impact a director’s independence, the independent members of our Board or the Governance Committee, as applicable, will determine whether such relationship is material and whether such relationship would compromise the director’s independence under our Corporate Governance Principles, which are consistent with the NYSE standards regarding director independence. You may find a link to our Corporate Governance Principles, which include our independence standards, on our website at www.gwrr.com/governance. We will provide a printed copy of the Corporate Governance Principles free of charge to any stockholder or interested party upon request to our Company’s Corporate Communications Department, 20 West Avenue, Darien, Connecticut 06820.
Issuances of Class B Common Stock
In 2012, the Board amended our Corporate Governance Principles to formalize the Company’s policy with respect to additional issuances of Class B Common Stock. Generally, pursuant to the Corporate Governance Principles, the Board does not expect to approve any new issuances of Class B Common Stock other than (a) the transfer of outstanding Class B Common Stock (1) by gift to a spouse, child or grandchild of a holder of record of any Class B Common Stock, or to a trust for the benefit thereof, (2) to a spouse, child or grandchild of a holder of record of any Class B Common Stock, or to a trust for the benefit thereof, which results, whether by bequest, operation of the laws of intestate succession or otherwise, from the death of such holder of record, or (3) to Mr. Fuller or any Executive Officer, in accordance with the terms of the Class B Stockholders’ Agreement and (b) issuances in connection with the subdivision (whether in the form of a stock dividend or otherwise), consolidation, reclassification or other change in the Class B Common Stock, in each case in accordance with the conditions set forth in the Company’s Restated Certificate of Incorporation then in effect.
Evaluations of Director Independence
The Governance Committee undertook its annual review of director independence in accordance with the independence standards set forth in our Corporate Governance Principles, and the NYSE and SEC rules, and reviewed with our Board its findings. During this review, our Board considered transactions and relationships between each director and nominee (and members of their immediate families) and our Company, its subsidiaries and affiliates, including those reported under “Related Person Transactions” above. Our Board also examined transactions and relationships between directors, the nominees, and their affiliates and members of our senior management. The purpose of this review was to determine whether any such relationships or transactions compromised a director’s independence.
As a result of this review, our Board affirmatively determined that all of our directors and nominees for director are independent, with the exception of John C. Hellmann and Mortimer B. Fuller III by virtue of Mr. Hellmann’s position as CEO and Mr. Fuller’s previous role as CEO of the Company until 2007 and his significant ownership interest in the Company, as described in “Security Ownership of Certain Beneficial Owners and Management” beginning on page 58.

Our Board has also determined that all of the directors who serve on board committees are “independent” for purposes of Section 303A of the Listed Company Manual of the NYSE (including for purposes of serving on the applicable committees) and under our Corporate Governance Principles, and that all of the members of the Compensation Committee are also “outside directors” within the meaning of Section 162(m) of the IRC and “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act.
Board Leadership Structure
The Board believes that the decision as to whether to combine or separate the CEO and Chairman positions will depend on the facts and circumstances facing the Company at a given time and could change over time. As the Company has grown and diversified internationally, our business has become more complex and our directors are required to spend a substantial amount of time and energy navigating a wide variety of issues and guiding the policies and practices of the Company. To that end, we believe that, although we do not have a formal policy with respect to separation of the Chairman and CEO positions, that having a separate Chairman, whose sole job is to lead the Board, allows our CEO, Mr. Hellmann, to focus his time and energy on running the operations of our Company and on pursuing our strategic initiatives. We believe that this structure is particularly effective for our Company since our CEO and our Chairman have open lines of communication and an excellent working relationship that has developed for more than 15 years, including when our Chairman, Mr. Fuller, served as our Chairman and CEO and our current CEO served as our Chief Financial Officer (“CFO”), and later, as our President. In addition, we believe that this leadership structure provides appropriate risk oversight of the Company’s activities.
The Board currently has ten members and the following four standing committees: Audit, Compensation, Governance and Australia. Each of the four standing committees is comprised solely of independent directors and, consequently, Messrs. Hellmann and Fuller are not committee members. From time to time the Board will also establish ad hoc committees relating to special transactions to be considered by the Board.
We believe that the number of independent, experienced directors that make up our Board, along with the independent leadership of each of our committees, benefits our Company and our stockholders. The following table shows the current membership of each of our Board’s standing committees and the number of meetings held by each of those committees during 2013:

Director	Audit Committee	Compensation Committee	Governance Committee	Australia Committee
Richard H. Allert (1)	X	X	—	X
Richard H. Bott (2)	—	X	X	—
Mortimer B. Fuller III	—	—	—	—
John C. Hellmann	—	—	—	—
Øivind Lorentzen III	—	—	Chair	—
Robert M. Melzer	X	X	—	—
Michael Norkus	—	X	X	—
Ann N. Reese (3)	Chair	—	X	—
Philip J. Ringo	X	—	X	Chair
Mark A. Scudder	X	Chair	—	—
2013 Meetings	8	7	4	7

(1)	Mr. Allert has also served as a director of our Australian subsidiary, Genesee & Wyoming Australia Pty Ltd, since 2008.

(2)	Mr. Bott joined the Compensation and Governance Committees on May 21, 2013.

(3)	Ms. Reese was appointed as the Chairman of the Audit Committee on May 22, 2013. Prior to Ms. Reese, Mr. Melzer served as the Chairman of the Audit Committee.
Committee Charters
Our Board has adopted a charter for each of the Audit, Compensation, Governance and Australia committees that addresses the composition and function of each committee. You may find links to current copies of our committee charters on our website at www.gwrr.com/governance. We will provide a printed copy of our committee charters free of charge to any stockholder or interested party upon request to our Company’s Corporate Communications Department.

Audit Committee
The Audit Committee assists our Board in fulfilling its responsibility relating to the oversight of (1) the quality and integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent registered public accounting firm’s qualifications and independence and (4) the performance of our internal audit function and independent registered public accounting firm. The Report of the Audit Committee relating to 2013 appears on page 67 of this proxy statement. Our Board has determined that each of the members of the Audit Committee is “financially literate” within the meaning of the listing standards of the NYSE. In addition, our Board has determined that Mr. Melzer and Ms. Reese each qualify as an “Audit Committee Financial Expert” as defined by applicable SEC regulations. The Board reached its conclusion as to Mr. Melzer’s qualification based on, among other things, his education, his business experience, most notably his service as the Chief Financial Officer of Property Capital Trust from 1990 through 1996, and his previous experience as an audit committee chairman at another public company. The Board reached its conclusion as to Ms. Reese’s qualification based on, among other things, her education, her business experience, most notably her service as the Chief Financial Officer of ITT Corporation from 1995 through 1998, and her experience as an audit committee chairman at another public company.
Compensation Committee
The Compensation Committee discharges the responsibilities of our Board relating to the (1) oversight of the Company’s compensation programs, which includes approval of the compensation paid to our Executive Officers and other key personnel, and (2) evaluation of the CEO. The Compensation Committee’s report relating to 2013 appears on page 43 of this proxy statement. The Compensation Committee also reports and makes recommendations to the Board regarding the Company’s compensation philosophy and new executive compensation policies and informs the other members of the Board about the Compensation Committee’s decisions regarding compensation for the Executive Officers. In accordance with the Compensation Committee Charter, the Compensation Committee also has the authority to retain outside consultants or advisors as it deems necessary or advisable. The Compensation Committee retained Frederick W. Cook & Co., Inc. (“Cook”) in connection with an executive compensation study in 2011. The Compensation Committee also retained Farient Advisors LLP in connection with an executive compensation study in 2013. Additional information with respect to the Compensation Committee’s retention of compensation consultants or other outside advisors and their roles is set forth under “Executive Compensation—Compensation Discussion and Analysis” beginning on page 26 of this proxy statement.
Compensation Committee Processes and Procedures
In performing its duties, the Compensation Committee meets periodically with our CEO. Our CEO participates in discussions of the Compensation Committee and makes recommendations with respect to compensation decisions (other than with respect to himself), but he does not vote or otherwise participate in the Compensation Committee’s ultimate decisions, which are determined in executive session, or sessions without the presence of management directors. Our Board believes that it is prudent to have our CEO participate in these discussions because his evaluations and recommendations with respect to the compensation and benefits paid to Executive Officers other than himself are extremely valuable to the Compensation Committee.
Generally, the Compensation Committee considers the compensation of Executive Officers and other key personnel at the first regularly scheduled Compensation Committee meeting of the year. At this meeting, each element of the compensation paid under the compensation program is reviewed and approved, which includes annual incentive compensation for the prior year, as well as base salaries and long-term incentive compensation for the current year. The fair value of the annual stock-based long-term incentive compensation awards to employees, including Executive Officers, is also determined at this meeting and the actual stock-based long-term incentive compensation awards are granted in four equal quarterly installments on February 28, May 31, August 31 and November 30 (or the preceding business day), with the number of shares of restricted stock and restricted stock units being equal to the value of the installment divided by the stock price on the date of grant and the number of stock options being equal to the value of the installment divided by the fair value using the Black-Scholes valuation model on the date of grant. The Compensation Committee has also authorized our CEO to approve grants of options to newly hired or promoted employees who are not Executive Officers, subject to an option grant date fair value limit of $200,000 per employee, with such grants ratified by the Compensation Committee at the next regularly scheduled meeting.
Additional information with respect to the participation of our CEO with respect to matters that are the responsibility of the Compensation Committee and the criteria used by the Compensation Committee in making compensation decisions is set forth under “Executive Compensation—Compensation Discussion and Analysis” beginning on page 26 of this proxy statement.

Governance Committee
The Governance Committee assists our Board in fulfilling its responsibility relating to corporate governance by (1) identifying qualified individuals to become directors, (2) selecting, or recommending that our Board select, particular candidates for any directorships to be filled by our Board or by the stockholders, (3) developing and recommending the content of our Corporate Governance Principles to our Board, and (4) otherwise taking a leadership role in shaping our corporate governance. In evaluating candidates for directorships, our Board, with the help of the Governance Committee, takes into account a variety of factors it considers appropriate, which include certain minimum individual qualifications including strength of character, mature judgment and an ability to work collegially with other members of the Board. Other factors considered in evaluating candidates include the following: leadership skills; industry knowledge or experience; general business acumen and experience; broad knowledge of the rail freight business or of other modes of transportation; knowledge of strategy, finance and international business experience; government affairs experience related to transportation; legal experience; experience with corporate governance; age; the number of other board seats held; and willingness to commit the necessary time to ensure an active Board whose members work well together and possess the collective knowledge and expertise required. Although the Governance Committee does not have a formal policy with respect to diversity, diversity is one of the factors considered when evaluating candidates for directorship. The Governance Committee is also tasked with, among other matters, enforcing the Company’s corporate governance policies associated with the issuances of new shares of Class B Common Stock, reviewing and recommending compensation of non-management directors to the Board, and reviewing and recommending to the Board director and officer indemnification and insurance matters. Additional information with respect to non-management director compensation in 2013 is set forth under “2013 Director Compensation” beginning on page 19 of this proxy statement.
Australia Committee
The Australia Committee was formed in 2010 in light of the increase in the size and scope of the Company’s operations in Australia. In 2011, Mr. Ringo was the sole member of the Australia Committee and served as a representative of the Board on the board of directors of the Company’s subsidiary, Genesee & Wyoming Australia Pty Ltd. (“GWA”). Mr. Allert was appointed to the Australia Committee on April 3, 2012. Through participation in GWA’s board meetings and interaction with the members of management of GWA, the Australia Committee provides regular updates to the Board on the business and affairs of GWA.
Stockholder Recommendations for Director Nominations
As noted above, the Governance Committee considers and establishes procedures regarding recommendations for nomination to our Board, which includes nominations submitted by stockholders. Such recommendations should be sent to our principal executive offices to the attention of our Secretary. Any recommendations submitted to the Secretary should be in writing and include any supporting material the stockholder considers appropriate in support of that recommendation and must include the information that would be required under the rules of the SEC to be included in a proxy statement soliciting proxies for the election of such candidate and a signed consent of the candidate to serve as one of our directors if elected. Stockholders must also satisfy the notification, timeliness, consent and information requirements set forth in our by-laws. For an explanation of such requirements, see “Stockholder Proposals for 2015 Annual Meeting” on page 65 of this proxy statement.
The Governance Committee evaluates all potential candidates in the same manner, regardless of the source of the recommendation. Based on the information provided to the Governance Committee, it will make an initial determination whether to conduct a full evaluation of a candidate. As part of the full evaluation process, the Governance Committee may conduct interviews, obtain additional background information and conduct reference checks of candidates. The Governance Committee may also ask the candidate to meet with management and other members of our Board. When the Governance Committee reviews a potential candidate, the Governance Committee considers the candidate’s qualifications in light of the needs of the Board and the Company at that time given the current mix of director attributes. In evaluating a candidate, our Board, with the assistance of the Governance Committee, also takes into account a variety of additional factors as described in our Corporate Governance Principles.

Meeting Attendance
During 2013, our Board held a total of eight board meetings, including seven in-person meetings and one telephonic meeting, and our Board’s standing committees held a total of 26 meetings. During 2013, each director attended more than 75% or more of the aggregate of (a) the total number of meetings of the Board held during the period for which he or she served as a director and (b) the total number of meetings held by all board committees of which such director was a member during the period that he or she served. All current directors who were elected to the Board as of last year’s annual meeting, which occurred on May 22, 2013, attended last year’s annual meeting of stockholders. We encourage and expect all of the directors to attend each annual meeting of stockholders. To that end, and to the extent reasonably practicable, we regularly schedule a meeting of the Board on the day of or following the annual meeting of stockholders.
Independent Sessions
Our Corporate Governance Principles require our independent directors to have at least four regularly scheduled meetings per year without management present. Our independent directors met without management presence at five meetings during 2013. During these sessions, the director acting in the role of presiding director is the Chairman of the Governance Committee unless a different director is chosen by the directors based upon the topics under consideration.
Communicating with the Board
Stockholders and other interested parties who would like to communicate directly with our Board, our non-management directors or any individual director may do so by writing to our Secretary at Genesee & Wyoming Inc., 20 West Avenue, Darien, Connecticut 06820, and specifying whether such communication is addressed to the attention of (1) the Board as a whole, (2) non-management directors as a group or (3) the name of the individual director, as applicable. Communications will be distributed to our Board, non-management directors as a group or to any individual director or directors, as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, our Board has requested that certain items that are unrelated to its duties and responsibilities should be excluded, such as junk mail and mass mailings, resumes and other forms of job inquiries, surveys and business solicitations or advertisements.
In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any non-management director upon request. Any concerns relating to accounting, internal controls or auditing matters will be brought to the attention of our Audit Committee. In addition, for such matters, stockholders and other interested parties are encouraged to use our hotline, which is discussed below.
Hotline for Accounting or Auditing Matters
As part of the Audit Committee’s role to establish procedures for the receipt of complaints regarding accounting, internal accounting controls or auditing matters, we have established a hotline for the confidential and anonymous submission of concerns regarding questionable accounting or auditing matters. Any matters reported through the hotline that involve accounting, internal controls over financial reporting or audit matters, or any fraud involving management or persons who have a significant role in our internal controls over financial reporting, will be reported to the Chairman of our Audit Committee. Our hotline number in the United States and Canada is 1-800-589-3280. In Australia our hotline number is 1800-141-924, in the Netherlands our hotline number is 0800-022-5890 and in Belgium our hotline number is 0800-746-72.

Risk Management
The Board is actively involved, as a whole and through its committees, in overseeing management of the Company’s risks. The Board regularly reviews information regarding the Company’s credit, liquidity and operations, as well as the risks associated with each. The Company’s Compensation Committee is responsible for overseeing the risks that could arise out of the Company’s compensation policies, practices, plans and arrangements. The Audit Committee oversees management of financial risks. The Governance Committee manages risks associated with the independence of the Board and potential conflicts of interest. While each committee is responsible for evaluating particular types of risk and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks. In addition, the Company’s CFO is responsible for the Company’s Enterprise Risk Management function and reports both to the CEO and to the Audit Committee in this capacity. In fulfilling his risk management responsibilities, the CFO works closely with other Executive Officers to keep the Audit Committee and the Board apprised of the Company’s ongoing Enterprise Risk Management efforts.
Code of Ethics and Conduct
We have a Code of Ethics and Conduct applicable to all employees of our Company, including our CEO, CFO, Chief Accounting Officer and, to the extent it applies to their activities, all members of our Board. You can find a link to our Code of Ethics and Conduct on our website at www.gwrr.com/governance, and we will provide a printed copy of our Code of Ethics and Conduct, free of charge, to any stockholder or other interested party upon request to our Corporate Communications department. To the extent required to be disclosed, we will post amendments to, and any waivers or implied waivers of, our Code of Ethics and Conduct at the same location on our website as our Code of Ethics and Conduct.
Board Evaluations
Each year, our Board evaluates its performance through a self-evaluation process developed by the Governance Committee. Each member of our Board provides specific feedback on various aspects of the Board’s role, organization and meetings, and the Chairman of our Governance Committee presents the findings of the self-evaluation process to our Board. As part of the evaluation, our Board develops, as appropriate, recommendations to enhance its effectiveness. In addition to this process, each committee of our Board conducts its own annual performance evaluation.

2013 DIRECTOR COMPENSATION
The following table and footnotes provide information on the compensation of our directors, other than our CEO, who receives no compensation as a director. Following the table and footnotes, we describe our standard compensation arrangements for service on the Board, including service on Board committees, for the year ended December 31, 2013.

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	All Other Compensation (3)	Total
Richard H. Allert	$71,500	$90,914	$57,940	$220,354
Richard H. Bott	$67,500	$89,985	$5,000	$162,485
Mortimer B. Fuller III	$58,000	$87,509	$135,000	$280,509
Gregory S. Ledford (4)	$—	$—	$—	$—
Øivind Lorentzen III	$74,000	$91,547	$—	$165,547
Robert M. Melzer	$83,352	$93,903	$5,000	$182,255
Michael Norkus	$73,000	$91,290	$—	$164,290
Ann N. Reese (2)	$83,648	$20,961	$5,000	$109,609
Philip J. Ringo	$99,500	$97,863	$4,375	$201,738
Mark A. Scudder	$87,500	$94,844	$5,000	$187,344

(1)
Reflects amounts earned during 2013, all of which were deferred. Generally, our non-management directors, other than Mr. Ledford, receive an annual retainer and compensation for attending in-person or telephonic Board meetings that last longer than 30 minutes. During 2013, our non-management directors, other than Mr. Ledford, received compensation for six in-person meetings and one telephonic meeting, and did not receive compensation for one in-person meeting that lasted less than 30 minutes. Our non-management directors can elect to defer their director compensation and in lieu of cash, receive payments for fees earned in the form of deferred stock units (“DSUs”), with a value equal to 125% of the cash fees earned. For 2013, all of the Company’s non-management directors elected to receive all of their payments in the form of DSUs.

(2)
Reflects the aggregate grant date fair value of equity awards, computed in accordance with Financial Accounting Standards Board (FASB), Accounting Standards Codification Topic 718 “Compensation—Stock Compensation” (“ASC Topic 718”), without taking into account estimated forfeitures, that have been granted to our non-management directors under the Second Amended and Restated 2004 Omnibus Incentive Plan (the “Omnibus Plan”) in 2013. For a discussion of the assumptions made in the valuations, refer to Note 15 of our consolidated financial statements for the fiscal year ended December 31, 2013. In addition to the grant date fair value of the annual equity awards, the Stock Awards column includes the grant date fair value with respect to the 25% premium associated with the DSU awards granted to all directors, other than Mr. Ledford, in lieu of cash payments for fees earned as described in footnote (1) above. The fees forgone by these directors in favor of the DSUs are included in the Fees Earned or Paid in Cash column. Ms. Reese’s February 2, 2012 equity award was granted in error and Ms. Reese agreed to waive her annual equity award in 2013. Details of stock awards are set forth in the table below.

(3)
In addition to his compensation for his services as a director during 2013, Mr. Fuller (who previously served as our Executive Chairman and our Chief Executive Officer) received $130,000 in consulting fees in accordance with his employment agreement described in more detail below under “Chairman Employment Agreement.” Although Mr. Fuller is entitled to receive $120,000 in consulting fees annually pursuant to his employment agreement, due to an administrative error in 2012 Mr. Fuller received $10,000 less than his annual consulting compensation, which was paid to Mr. Fuller in 2013. Mr. Fuller also benefited from a $5,000 company contribution under our Directors’ Matching Gift Plan. Mr. Allert’s all other compensation reflects fees paid for serving on the Board of Directors of the Company’s wholly-owned subsidiary, GWA. All other Director amounts reflect company contributions under the Directors’ Matching Gift Plan described in additional detail below.

(4)
Mr. Ledford was elected to the Board on October 2, 2012 as the designee of Carlyle in connection with Carlyle’s purchase of $350 million of the Series A-1 Preferred Stock (“Preferred Stock”) from the Company. As the Carlyle designee, Mr. Ledford did not receive any compensation for his services as a director in 2013. Mr. Ledford resigned from the Board effective November 19, 2013 in conjunction with Carlyle’s sale of its interest in the Company.

The following table details grants of stock awards to each of our non-management directors in 2013. The table includes the grant date and grant date fair value of each 2013 stock award and the aggregate number of outstanding, unvested stock awards held by each of the non-management directors, as of December 31, 2013:

Name	Grant Date (a)	Stock Awards (#)	Grant Date Fair Value (b)	Total Number of Outstanding, Unvested Stock Awards (#) (c)
Richard H. Allert	3/31/2013	50	$4,656
	5/22/2013	820	$73,062
	6/30/2013	59	$5,056
	9/30/2013	38	$3,556
	12/31/2013	48	$4,584
				1,532
Richard H. Bott	3/31/2013	36	$3,352
	5/22/2013	820	$73,062
	6/30/2013	59	$5,056
	9/30/2013	42	$3,931
	12/31/2013	48	$4,584
				820
Mortimer B. Fuller III	3/31/2013	36	$3,352
	5/22/2013	820	$73,062
	6/30/2013	50	$4,285
	9/30/2013	35	$3,276
	12/31/2013	37	$3,534
				1,772
Gregory S. Ledford (d)	N/A	N/A	N/A

Øivind Lorentzen III	3/31/2013	46	$4,283
	5/22/2013	820	$73,062
	6/30/2013	62	$5,313
	9/30/2013	46	$4,305
	12/31/2013	48	$4,584
				820
Robert M. Melzer	3/31/2013	60	$5,587
	5/22/2013	820	$73,062
	6/30/2013	71	$6,084
	9/30/2013	49	$4,586
	12/31/2013	48	$4,584
				1,772

Name	Grant Date (a)	Stock Awards (#)	Grant Date Fair Value (b)	Total Number of Outstanding, Unvested Stock Awards (#) (c)
Michael Norkus	3/31/2013	46	$4,283
	5/22/2013	820	$73,062
	6/30/2013	59	$5,056
	9/30/2013	46	$4,305
	12/31/2013	48	$4,584
				1,532
Ann N. Reese	3/31/2013	48	$4,469
	6/30/2013	70	$5,998
	9/30/2013	56	$5,241
	12/31/2013	55	$5,253
				712
Philip J. Ringo	3/31/2013	53	$4,935
	5/22/2013	820	$73,062
	6/30/2013	97	$8,312
	9/30/2013	51	$4,773
	12/31/2013	71	$6,781
				820
Mark A. Scudder	3/31/2013	57	$5,307
	5/22/2013	820	$73,062
	6/30/2013	72	$6,170
	9/30/2013	55	$5,147
	12/31/2013	54	$5,158
				820

(a)
The May 22, 2013 grants relate to the annual equity awards made to the non-management directors in the form of restricted stock, other than Mr. Allert who receives restricted stock units, all of which are subject to vesting conditions. Ms. Reese’s February 2, 2012 equity award was granted in error and Ms. Reese agreed to waive her annual equity award in 2013. All other grants relate to the director’s election to receive DSUs in lieu of cash payments for their annual retainer and Board and Committee meeting fees. The number of DSUs shown as awarded and the grant date fair value thereof reflect only the 25% premium associated with the DSU awards. See “Deferral of Cash Compensation” below.

(b)
This column shows the full grant date fair value of annual equity awards and the 25% premium associated with the DSU awards granted in 2013, computed in accordance with ASC Topic 718. The grant date fair value is the amount that the Company will expense in its financial statements over the award’s required period of service, not taking into account any estimated forfeitures.

(c)
Notwithstanding any deferral elections by non-management directors, DSUs are deemed to be vested on the grant date and are, therefore, not included in outstanding unvested stock awards as of December 31, 2013.

(d)
Mr. Ledford did not receive any compensation, including stock awards, for his services as a director in 2013. Mr. Ledford resigned from the Board effective November 19, 2013 in conjunction with Carlyle’s sale of its interest in the Company.

We ceased option awards to non-management directors in 2003, with the exception of Mr. Fuller, who received options until 2009 as a result of his previous employment in various management capacities with the Company, including as our CEO and Executive Chairman. There were no outstanding option awards held by any of our non-management directors as of December 31, 2013.
Directors’ Cash Compensation
General
During fiscal year 2013, our non-management directors earned an aggregate amount of $698,000 in fees for service on our Board and its committees, which includes additional amounts paid to non-management directors associated with an increase in the compensation initially approved by the Board on May 22, 2012. Additional information relating to this increase, retroactively effective as of January 1, 2012, in non-management director compensation is set forth below. We also reimburse our non-management directors for travel expenses in connection with their attendance of Board and committee meetings and trips to our facilities and operations. Our non-management directors are also granted annual restricted stock (or restricted stock unit) awards and, at their election, DSUs representing shares of our Class A Common Stock associated with the deferral of fees for service on our Board, committees and chair fees as discussed below under “Deferral of Cash Compensation.” Only our non-management directors, other than Mr. Ledford, are entitled to receive fees, travel expense reimbursement and equity awards for Board service.
Mr. Ledford was appointed to the Board in October 2012 as Carlyle’s designee in connection with Carlyle’s purchase of the Preferred Stock. Mr. Ledford did not receive any compensation or travel expense reimbursement for his services as a director in 2013.
2012 Compensation Changes
In accordance with a recommendation made by the Governance Committee, on May 22, 2012, the Board approved an increase in the compensation paid to non-management directors. This increase was made retroactive to January 1, 2012 and was the basis for the compensation paid to non-management directors in 2013. During 2011, the Governance Committee engaged Cook to perform a study of the Company’s non-management director compensation and provide a recommendation to the Governance Committee. The peer group used for the study included the same companies set forth below under “Executive Compensation—Compensation Discussion and Analysis—2013 Compensation Decisions.” When compared with the Company’s peer group, it was determined that the Company’s non-management director compensation was below market. Consequently, following a review of Cook’s recommendations, and after considering the fact that non-management directors’ compensation had not increased since 2008, the Governance Committee recommended that the Board increase, effective as of January 1, 2012, non-management director compensation by increasing the annual retainer from $30,000 to $45,000, increasing each of the Audit Committee, Compensation Committee and Governance Committee chair retainers by $5,000, to $15,000, $10,000 and $10,000, respectively, and increasing the in-person Committee meeting fees from $1,000 to $1,500, which recommendations were adopted by the Board. The Governance Committee and Board believe that implementing these changes will compensate directors fairly for their efforts on behalf of the Company.
Board and Committee Fees
In 2013, our Board fees included an annual retainer of $45,000, with an additional fee of $2,000 for each Board meeting the director attended in person and $1,000 for each Board meeting the director attended telephonically. Directors who served on the Audit, Compensation and Governance Committees, or an ad hoc committee, received a $1,500 fee for each committee meeting attended in person and a $1,000 fee for each committee meeting the director attended telephonically. The Chairman of the Audit Committee also received an additional annual retainer of $15,000, and the Chairman of the Governance Committee and the Chairman of the Compensation Committee each received an additional annual retainer of $10,000.
In addition, members of the Australia Committee are entitled to receive $10,000 for attending an Australia Committee meeting in person in Australia if overseas travel is required, $1,000 for attending an Australia Committee meeting in person in Australia if no overseas travel is required and $1,000 for each Australia Committee meeting attended telephonically. The Chairman of the Australia Committee is not entitled to receive an additional retainer for serving as chair. Generally, Mr. Allert, an Australian resident, would be entitled to receive fees for serving on the Australia Committee. However, as Mr. Allert also serves as a member of the board of GWA, and the Australia Committee meetings and the GWA board meetings take place at the same time, Mr. Allert does not receive compensation for attending the Australia Committee meetings so he is not compensated twice for attending the same meeting. As a result, because all of the Australia Committee meetings were held simultaneously with meetings of the GWA board, Mr. Allert did not receive any compensation for attending any Australia Committee meetings in 2013.
The annual retainer fee and any Chairman fee, if applicable, are pro-rated on a quarterly basis, and these fees along with any additional fees earned for meeting attendance are paid quarterly. No fees are paid for meetings that last less than 30 minutes.

Fees Paid or Earned in Cash
Each non-management director can elect to have all or a portion of his or her earned fees for service on our Board paid in DSUs representing shares of our Class A Common Stock. In 2013, our non-management directors elected to defer all of the fees that they earned. The following table outlines the fees earned by each of our non-management directors in 2013 for service on our Board, which were paid to all non-management directors in full in DSUs, but excludes DSUs relating to the 25% premium associated with the deferral of fees discussed below. See “Deferral of Cash Compensation” below.

		Board Meeting Fees		Committee Meeting Fees
Name	Annual Retainer	In Person	Telephonic	In Person	Telephonic	Chair Fees	Total
Richard H. Allert	$45,000	$12,000	$1,000	$10,500	$3,000	$—	$71,500
Richard H. Bott	45,000	12,000	1,000	7,500	2,000	—	67,500
Mortimer B. Fuller III	45,000	12,000	1,000	—	—	—	58,000
Gregory S. Ledford (1)	—	—	—	—	—	—	—
Øivind Lorentzen III	45,000	12,000	1,000	6,000	—	10,000	74,000
Robert M. Melzer	45,000	12,000	1,000	13,500	6,000	5,852	83,352
Michael Norkus	45,000	12,000	1,000	12,000	3,000	—	73,000
Ann N. Reese (2)	45,000	12,000	1,000	13,500	3,000	9,148	83,648
Philip J. Ringo	45,000	12,000	1,000	33,500	8,000	—	99,500
Mark A. Scudder	45,000	12,000	1,000	13,500	6,000	10,000	87,500
Total	$405,000	$108,000	$9,000	$110,000	$31,000	$35,000	$698,000

(1)
As Carlyle’s designee, Mr. Ledford did not receive any compensation for his services as a director in 2013. Mr. Ledford resigned from the Board effective November 19, 2013 in conjunction with Carlyle’s sale of its interest in the Company.

(2)	Ms. Reese was appointed as the Chairman of the Audit Committee on May 22, 2013. Prior to Ms. Reese, Mr. Melzer served as the Chairman of the Audit Committee.
Deferral of Cash Compensation
Under the Omnibus Plan, each non-management director can elect to have all or a portion of his or her earned annual retainer, Board and committee meeting fees, and chair fees, as applicable, paid in DSUs representing shares of our Class A Common Stock. If a director elects to defer all or a portion of these fees, the participating director’s account is credited on a quarterly basis with DSUs having a value equal to 125% of the cash compensation he or she elected to defer. Specifically, the number of DSUs credited to each participating director’s account is equal to the result obtained by dividing the dollar amount of the deferred compensation by the per share market price of the Class A Common Stock at the close of business on the second to last business day of the quarter in which such director would have otherwise been entitled to receive the cash compensation and multiplying that number by 1.25. DSUs are subject to customary anti-dilution adjustments. A non-management director is not entitled to vote or transfer the Class A Common Stock represented by the DSUs in his or her account until the shares represented by DSUs are issued to him or her. These shares will be issued to the participating director or his or her designated beneficiaries: (1) on the deferred payment date or dates previously elected by him or her; or (2) if earlier, upon his or her death, long-term disability or cessation of service as a director. DSUs are deemed to be vested on the grant date. In 2013, our non-management directors received additional deferred shares in the aggregate valued at $174,320 resulting from the 25% premium associated with the deferral of fees for service on our Board and committees.

Restricted Stock Grants
Our non-management directors generally receive an annual equity award in the form of a grant of restricted stock. The grants are made on the date of the annual meeting or the date on which a new, non-management director joins the Board, if a director joins the Board after the annual meeting. In 2013, each non-management director (other than Mr. Allert, Ms. Reese and Mr. Ledford) received an annual equity award in the form of a grant of restricted stock with a value of $60,000 on May 22, 2013, based on a 12-month average stock price of $73.11. Mr. Allert received his annual equity award in the form of a grant of restricted stock units on May 22, 2013, based on a 12-month average stock price of $73.11. Mr. Ledford, as Carlyle’s designee, did not receive any compensation, including an annual equity award, in connection with his services as a director in 2013. Ms. Reese’s February 2, 2012 equity award was granted in error and Ms. Reese agreed to waive her annual equity award in 2013. The grant date fair values of these awards, computed in accordance with ASC Topic 718 and without taking into account estimated forfeitures, is shown in the table on pages 20 to 21. The annual restricted stock grant issued in the first year of a director’s term vests in three equal installments on the dates of each of the next three annual meetings. The annual restricted stock grant issued in the second year of a director’s term vests in two equal installments on the dates of each of the next two annual meetings. For the final year of the directors’ three-year term and for new, non-management directors that have yet to be elected by our stockholders, the entire amount of the annual restricted stock grant vests on the date of the following year’s annual meeting.
Director Stock Ownership Guidelines
Our Board believes that ownership of our stock by our directors aligns their interests with the interests of our stockholders. Therefore, our Board has adopted stock ownership guidelines that require our non-management directors to beneficially own at least 5,000 shares within five years of first being elected to our Board. All our current non-management directors have met these share ownership guidelines. In April 2014, the Compensation Committee approved modifications to the Company’s share retention guidelines for our Executive Officers, key personnel and members of the Board. For additional information on these modifications, see “Executive Compensation—Compensation Discussion and Analysis —2014 Compensation Program Updates” beginning on page 39.
Directors’ Matching Gift Plan
Our Directors’ Matching Gift Plan is designed to provide an additional incentive for our non-management directors to contribute to educational, cultural, environmental and charitable organizations of their choice. We will match gifts up to a total of $5,000 per donor per year. Educational institutions can either be secondary schools, schools that offer two-year or four-year degrees above the high school level, graduate level schools or programs, accredited educational institutions or educational institutions that are tax-exempt under Section 501(c)(3) of the IRC. Non-educational recipient organizations must be tax-exempt under Section 501(c)(3) of the IRC and must not be a religious organization. In addition, arts or cultural organizations must be open to and operated for the benefit of the public; environmental conservation organizations must be affiliated with national, regional or state-level organizations, must provide public benefits beyond individual communities and must engage in conservation efforts related to land, air and water use; and charitable organizations must be affiliated with local, state-regional or state-level organizations. In 2013, we contributed $29,375 pursuant to this plan. All charitable deductions made pursuant to this plan are taken solely by our Company, and our individual directors do not derive any personal financial benefit from the plan’s implementation.
Chairman Employment Agreement
Pursuant to an employment agreement with Mr. Fuller, dated as of May 30, 2007, and as amended and restated December 30, 2009, Mr. Fuller, in addition to serving as Chairman of the Board, can provide consulting services to the Company as an independent contractor until December 31, 2017 (the “Transitional Period”). Mr. Fuller is entitled to receive a retainer during the Transitional Period of $10,000 per month to the extent he provides consulting services. Until 2013, he was also entitled to be paid life insurance premiums, plus a tax gross up on such premiums. Mr. Fuller has further agreed that during the Transitional Period and for a period of two years from the last day of the Transitional Period, which ends December 31, 2019, he will not, directly or indirectly, compete with the business of, solicit employees of, or induce business relations to cease doing business with, the Company or its subsidiaries.

EXECUTIVE OFFICERS
Set forth below is certain information regarding each of our current Executive Officers.
John C. Hellmann, age 43, has been a director since 2006, our CEO since June 2007 and our President since May 2005. Previously, Mr. Hellmann was our CFO from 2000 to May 2005. Prior to that, Mr. Hellmann was an investment banker at Lehman Brothers Inc. and Schroder & Co. Inc. Mr. Hellmann also worked for Weyerhaeuser Company in Japan and the People’s Republic of China. Mr. Hellmann has an A.B. from Princeton University, an M.B.A. from the Wharton School of the University of Pennsylvania and an M.A. in International Studies from the Johns Hopkins University School of Advanced International Studies (SAIS).
Timothy J. Gallagher, age 51, has been our CFO since May 2005. Prior to joining the Company in May 2005, Mr. Gallagher was Senior Vice President and Treasurer of Level 3 Communications from 2004 to 2005. Prior to that, Mr. Gallagher held a number of financial positions during nearly five years at WilTel Communications and eight years at BP Amoco Corporation. Mr. Gallagher has a B.S.E. from Princeton University, an M.B.A. from the Wharton School of the University of Pennsylvania and an M.S. in Financial Mathematics from the University of Chicago.
David A. Brown, age 55, has been our Chief Operating Officer (“COO”) since October 2012. Prior to joining the Company in June 2012, Mr. Brown was Executive Vice President and COO of CSX Transportation from 2010 to early 2012. He was Chief Transportation Officer for CSX from 2006 to 2010 and, prior to that, served 25 years with Norfolk Southern in roles ranging from strategic planning to the integration of the Conrail acquisition. Mr. Brown has a B.S. in Business Administration from the University of Tennessee. Mr. Brown also completed Harvard University’s Advanced Management Program.
Allison M. Fergus, age 40, has been our General Counsel and Secretary since October 2006. Ms. Fergus joined the Company as Senior Counsel in November 2005. Prior to joining the Company, Ms. Fergus was an associate at Shearman & Sterling LLP in New York where she practiced in the capital markets group from 2001 to 2005. Prior to her employment at Shearman & Sterling, Ms. Fergus worked in the treasury group of Omnicom Group Inc., an advertising and marketing communications services company, and at JPMorgan Chase, formerly Chase Manhattan Bank. Ms. Fergus has a B.S. in International Business from Georgetown University and a J.D. from Fordham University School of Law.
Matthew O. Walsh, age 39, joined the Company in 2001 and has been our Senior Vice President (SVP), Corporate Development since May 2012. Prior to that, Mr. Walsh served in various corporate development and finance roles at the Company, including Treasurer. From 1996 to 2001, Mr. Walsh was an investment banker at Salomon Smith Barney and Schroder & Co. Inc. both in New York and London. Since April 2012, he has served on the Executive Committee of the Board of Directors of the American Short Line and Regional Railroad Association. Until 2011, Mr. Walsh also served on the Board of the Railroad Clearinghouse, which was established to create the administrative systems and banking function for electronic settlement of all rail industry interline freight systems. Mr. Walsh has an A.B. from Princeton University.
The Executive Officers serve at the discretion of our Board without specified terms of office.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires the Company’s directors and Executive Officers, and any persons who beneficially own more than 10% of the Company’s stock, to file with the SEC initial reports of ownership and reports of changes in ownership in our stock. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. As a matter of practice, the Company’s administrative staff assists the Company’s Executive Officers and directors in preparing and filing these reports with the SEC.
To the Company’s knowledge, based solely on a review of the reports filed by the Company on behalf of these individuals, the copies of such reports furnished to the Company, and written representations that no other reports were required, all Section 16(a) filings during 2013 were filed on a timely basis in accordance with applicable rules.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
The Compensation Committee
The Compensation Committee oversees our executive compensation program and reviews and approves all compensation decisions relating to Executive Officers. The Compensation Committee endeavors to provide a compensation program for our Executive Officers that is competitive within our industry and provides a substantial emphasis on Company performance and stockholder returns.
Compensation Philosophy
The Compensation Committee has designed the Company’s executive compensation program to reward safe operations as well as profitable annual results (as measured under the Genesee Value Added (“GVA”) methodology as discussed below) and long-term increases in stockholder value as reflected in our share price.
Consistent with the Company’s performance-based culture and desire to attract and retain outstanding executives, the Compensation Committee has designed the Company’s executive compensation program to target total compensation near the market median (based on the peer group), with the opportunity for compensation to exceed the market median in the event of noteworthy performance as reflected in GVA bonus payments or through the impact of share price increases on stock-based compensation. This approach seeks to more heavily weight executive compensation to reward the creation of long-term stockholder value, rather than toward short-term financial performance. Moreover, to encourage the stability of our leadership team, several elements of our executive compensation program include multi-year vesting provisions. In addition, our executive compensation program requires Executive Officers to retain significant ownership of the Company’s stock to further align the interests of these individuals with the interests of our stockholders.
Elements of the Company’s Compensation Program
Our current executive compensation program consists primarily of:

•	annual base salary;

•
annual incentive compensation in the form of cash bonuses payable based on our performance as compared with our annual financial objectives calculated in accordance with our GVA methodology (an economic value-added model), our safety objectives and individual performance objectives;

•	long-term incentive compensation in the form of stock option and restricted stock awards;

•	supplemental executive retirement benefit in the form of a Defined Contribution Account under the Company’s Deferred Compensation Plan (“DCP”) for certain Executive Officers; and

•	from time to time, discretionary cash bonuses or equity awards to recognize extraordinary contributions by our executives.
We believe that the mix of these compensation program elements aligns the interests of management with the long-term interests of our stockholders by rewarding the achievement of meaningful annual goals and encouraging a long-term management perspective which discourages executives from taking unnecessary or excessive risks. In April 2014, following the most recent executive compensation study, the Compensation Committee also implemented a supplemental long-term performance-based compensation program based on total shareholder returns and the achievement of the Company’s merger and acquisition growth strategy. For more information about the supplemental long-term performance based compensation program, see “2014 Compensation Updates” beginning on page 39.

Executive Officers and certain other employees are also entitled to participate in the Company’s 401(k) Savings Incentive Plan (“401(k) Plan”), which provides retirement benefits to employees and includes both employer and employee contributions. Executive Officers, as highly compensated employees, are also permitted to defer receipt of their salary or cash bonuses into accounts that mirror the gains and/or losses of several different investment funds we have selected under our DCP. The investment funds offered in the DCP are similar but not identical to those offered under our 401(k) Plan. The Company also provides additional long-term disability coverage to Executive Officers. Executive Officers and other employees are entitled to participate in the Company’s employee stock purchase plan (the “Stock Purchase Plan”) which permits participants to purchase our Class A Common Stock at approximately 90% of the lower of the closing price of the stock on the first day of the month and the second-to-last business day of the month, subject to specified limitations. Executive Officers also participate in other employee benefit plans on the same terms as all other Company employees. Information on these programs is set forth below under “Other Compensation.” Additional information on these programs and amounts paid to the Executive Officers under these programs is set forth below under “Summary Compensation Table.”
Generally, the elements of our executive compensation program are weighted toward performance-based incentives. As a result, a substantial portion of executive compensation is typically at risk. Although the Compensation Committee has not pre-established any weightings for the various compensation elements, the compensation paid to Executive Officers in 2013 was largely based on the results of the 2011 Compensation Study as further described below. Based on the results of that study, the Compensation Committee sought to target approximately the 50th percentile of the peer group for each element of the Company’s compensation program.

The following graphs illustrate the allocation of the four principal compensation elements for our CEO and for our other current Executive Officers in 2013.
Role of CEO and Compensation Consultants
In performing its duties, the Compensation Committee meets periodically with the CEO to review compensation policies and specific levels of compensation paid to Executive Officers and certain other key personnel. The CEO assists the Compensation Committee in evaluating the performance of the Executive Officers other than himself, establishing business performance targets and objectives, and recommending salary levels and incentive awards. The CEO also works with the Compensation Committee Chairman to establish the agenda for the Compensation Committee meetings, and management then prepares the information required for the meetings. This information typically includes reports, data and analyses with respect to current and proposed compensation, answers to inquiries from members of the Compensation Committee and documents related to our compensation program. As necessary, the Compensation Committee meets in executive session, without the presence of management directors.

The Compensation Committee has the authority under its charter to retain outside consultants or advisers as it deems necessary or advisable. In accordance with this authority, prior to 2013, the Compensation Committee engaged Cook as its independent outside compensation consultant to provide it with objective and expert analysis, advice and information with respect to compensation decisions relating to the Executive Officers and certain other key personnel. With the exception of the services provided by Cook to the Governance Committee with respect to non-management director compensation, which services continued through May 2012, neither Cook nor any of its affiliates maintains other direct or indirect business relationships with the Company or any of its affiliates. To the extent Cook provided executive compensation services to the Compensation Committee, the services were conducted under the direction and authority of the Compensation Committee, and all work performed by Cook was pre-approved by the Chairman of the Compensation Committee.
Cook historically performed executive compensation studies for the Compensation Committee, which included assembling information and making recommendations concerning the appropriate peer group, assessing whether the total target compensation for each of the Company’s Executive Officers was consistent with the peer group median, and assisting in tailoring compensation plans that achieve goals established by the Compensation Committee. In 2011, Cook conducted the 2011 compensation study (the “2011 Compensation Study”), which formed the basis of the compensation paid to the Executive Officers in 2012. The goal of the 2011 Compensation Study was to establish the Executive Officers’ total target compensation near the market median (based on the 2011 peer group as described below). Although Mr. Brown, who joined the Company in June 2012, was not subject to the 2011 Compensation Study, his 2012 total compensation was also established at the median 2011 peer group compensation paid to chief operating officers in accordance with this goal. As there were no material changes in the compensation paid to any Executive Officers in 2013, the 2011 Compensation Study also effectively established the basis for the 2013 compensation program.
The Compensation Committee has, in the past, sought to refresh the most recently completed compensation study every three years. However, given that a major focus of the 2011 Compensation Study was the identification of an appropriate group of peer companies, in 2013, the Compensation Committee determined that the increased size and complexity of the Company following the completion of the RailAmerica, Inc. acquisition necessitated an earlier review of the group of peer companies and compensation practices prior to establishing executive compensation levels for 2014. Accordingly, in 2013, the Compensation Committee engaged Farient Advisors LLC (“Farient”) as its independent outside compensation consultant to review the Company’s compensation program design, develop a revised peer group to assess executive compensation levels and provide a competitive analysis of the compensation paid to Executive Officers and certain other key personnel (the “Farient Study”). The results of the Farient Study, as further described below, were one factor considered by the Compensation Committee in establishing the 2014 compensation targets for the Executive Officers.
2013 Compensation Decisions
Background
The 2011 Compensation Study performed by Cook formed the basis for the Executive Officers’ compensation for fiscal years 2012 and 2013. The goal of the 2011 Compensation Study was to ensure the continued alignment of our executive compensation programs with the Company’s business objectives and performance and to ensure that the Company’s compensation programs attract, retain and reward executives who contribute to our success and increase stockholder value over the long term. Following the 2011 Compensation Study, the Compensation Committee determined to set Executive Officer total target compensation near the market median (based on the 2011 Compensation Study peer group), with an emphasis on compensation that rewards the creation of long-term stockholder value.

The 2011 Compensation Study peer group consisted of 20 public companies with similar attributes to the Company, including companies with U.S.-based operations and publicly-traded stock (the “2011 peer group”). The criteria also sought companies with similar revenue and market capitalizations (with comparable valuations); comparable financial performance, growth rates and earnings before interest, tax, depreciation and amortization; and similar geographic locations to the Company, as well as other relevant attributes such as companies in the transportation industry and companies that grow through acquisitions. The 2011 peer group included:

Atlas Air Worldwide Holdings, Inc.	Kirby Corporation
Atwood Oceanics, Inc.	Knight Transportation, Inc.
Bristow Group Inc.	RailAmerica, Inc.
Carbo Ceramics Inc.	Teledyne Technologies Incorporated
Esterline Technologies Corporation	The Middleby Corporation
Gartner Inc.	Triumph Group, Inc.
Heico Corporation	Valmont Industries, Inc.
Hexcel Corporation	Waddell & Reed Financial, Inc.
Hubbell Inc.	Westinghouse Air Brake Technologies Corporation
Kansas City Southern	Woodward, Inc.
This peer group was used as an external reference point in benchmarking each element of the Company’s compensation paid to the Executive Officers, including base salary, annual bonus opportunities and long-term equity incentives as described in more detail below.
2013 Annual Base Salary
We provide base salaries to recognize the scope of responsibilities, skills, competencies, experience and individual performance of each Executive Officer. The base salary paid to each Executive Officer serves as the foundation of the overall compensation program for the Executive Officer, and the payouts under the annual incentive compensation plan and long-term incentive compensation program are generally tied to, or expressed as a percentage of, base salary. The Compensation Committee reviews the base salaries of each Executive Officer on an annual basis.
Factors considered by the Compensation Committee in establishing base salaries each year include the most recent compensation study, Executive Officers’ performance reviews for the prior year and recommendations of the CEO (for Executive Officers other than himself), changes in competitive compensation levels, changes in responsibilities, the work ethic of our management team, the demands associated with managing an international business, changes in the cost of living, peer group information, the Company’s recent financial performance and retention considerations. The Compensation Committee also considers the Board evaluation of the CEO’s performance in connection with the Compensation Committee’s annual review of the CEO’s base salary.

When establishing base salaries for 2013, the Compensation Committee recognized that the base salaries for the Executive Officers had been increased in 2012 by a range of 3% to 14% to generally align their base salaries with the 50th percentile of the 2011 peer group. The Compensation Committee also reviewed the significant contributions and positive performance reviews of all Executive Officers (other than the CEO) with the CEO, and discussed the CEO’s favorable 360- degree evaluation by the Board, Regional Senior Vice Presidents, and direct reports with the Board. The Compensation Committee acknowledged the Company’s continued growth in revenues and earnings, and the significant efforts and demands upon the Executive Officers as a result of the December 2012 acquisition of RailAmerica, Inc. Following consideration of these factors, the Compensation Committee determined that it was appropriate to accelerate the normal three-year compensation review in light of the Company’s dramatic growth, which for the second time outgrew the existing peer group within the three-year period, and pending the results of that study and the integration of RailAmerica, Inc., it was appropriate to increase all Executive Officer salaries by 3.0% to reflect typical salary increases in our industry (both for Class I railroads and the general railroad industry). This increase was also consistent with the increase provided to our general employee population. The base salaries established for 2013 are set forth in the following table.

Name and Principal Position	2013 Base Salary	2012 Base Salary	Percent Increase
John C. Hellmann	$824,000	$800,000	3%
President and Chief Executive Officer
Timothy J. Gallagher	$440,406	$427,671	3%
Chief Financial Officer
David A. Brown	$391,400	$380,000	3%
Chief Operating Officer
Allison M. Fergus	$360,500	$350,000	3%
General Counsel and Secretary
Matthew O. Walsh	$360,500	$—	—
SVP, Corporate Development
Annual Incentive Compensation Program—Cash Bonuses Under the GVA Methodology Under the Omnibus Plan
We use our annual incentive compensation program as a tool to align our Executive Officers’ interests with stockholders’ interests. In 2013, the Compensation Committee established cash bonuses targeted at 50% to 90% of Executive Officers’ annual base salary (the “total target annual cash bonus”), with such cash bonuses based upon several components, including Company-wide financial performance as measured under our GVA methodology, Company-wide safety performance and individual performance.
The financial performance targets for the Company are derived based on GVA. GVA is a measure of our after-tax operating profit less a capital charge. The capital charge is calculated by multiplying the Company’s assumed, long-term weighted average cost of capital by the total capital invested in the business, a particularly relevant metric for our capital-intensive railroad operations. We believe evaluating financial performance based on GVA motivates our Executive Officers and other key employees to produce results that increase stockholder value and encourages individual and team behaviors that help the Company achieve both its short- and long-term corporate objectives. The financial performance component weight ranges from 35% to 85% of the total target annual cash bonus amount depending on the Executive Officer’s responsibility for the Company’s financial results.
The safety performance targets for the Company are derived from the ratio of the number of reportable injuries per 200,000 man-hours worked, as defined by the United States Federal Railroad Administration (“FRA”). FRA-reportable injuries represent a verifiable way of monitoring safety and benchmarking our safety results against other railroads. Safety performance is included as a component of our annual incentive compensation program with a component weight ranging from 15% to 20% of the total target annual cash bonus amount, because we are committed to protecting the personal well-being of our employees and the communities in which we operate. We believe safe operations make the Company a more attractive place to work, reduce employee turnover, minimize high-cost injuries and insurance-related expenses and translate into efficient and profitable railroads.
For the General Counsel, an individual performance component weighted at 50% is also included in the calculation of the total target annual cash bonus to motivate the attainment of personal goals specific to her departmental function and consistent with her professional code of conduct that furthers our corporate objectives and to ensure independence in legal decisions that could affect overall results.

The following table illustrates the total target annual cash bonus amounts as a percentage of base salary established on February 5, 2013 (for fiscal year 2013) for each of our Executive Officers, the weighting assigned to each component measure, and the range for the annual potential cash bonuses as a percentage of the total target annual cash bonus and as a percentage of base salary. The range for potential cash bonuses as a percentage of base salary is calculated as the product of the total target bonus amount as a percentage of base salary multiplied by the annual potential cash bonus at both zero and maximum achievement. There were no changes made to the total target annual cash bonuses as a percentage of base salary in 2013, which were reviewed in 2012 by the Compensation Committee and deemed to be appropriate to deliver total target cash compensation at approximately the 50th percentile of the 2011 peer group.

Name and Principal Position	Total Target Annual Cash Bonus Amount as a % of Base Salary	Financial Performance Component Weight		Safety Performance Component Weight		Individual Performance Component Weight		Range of Annual Cash Bonus as a % of Bonus Target	Range of Annual Cash Bonus as a % of Base Salary
		% of Total Target Annual Cash Bonus	Max Achieve- ment as a % of Base Salary	% of Total Target Annual Cash Bonus	Max Achieve- ment as a % of Base Salary	% of Total Target Annual Cash Bonus	Max Achieve-ment as a % of Base Salary
John C. Hellmann	90%	85%	153%	15%	27%	—	—	0% - 200%	0% - 180%
President and Chief Executive Officer
Timothy J. Gallagher	60%	85%	102%	15%	18%	—	—	0% - 200%	0% - 120%
Chief Financial Officer
David A. Brown	60%	80%	96%	20%	24%	—	—	0% - 200%	0% - 120%
Chief Operating Officer
Allison M. Fergus	50%	35%	35%	15%	15%	50%	50%	0% - 200%	0% - 100%
General Counsel and Secretary
Matthew O. Walsh	50%	85%	85%	15%	15%	—	—	0% - 200%	0% - 100%
SVP, Corporate Development
The Company calculates the actual annual cash bonus earned independently for each of the financial, safety and individual performance components, with the amounts earned for each component added together, and negative and positive amounts netted to determine the total cash bonus earned. In the event that the total cash bonus earned is in excess of 200% of the total target annual cash bonus amount or less than zero, the amount paid is reduced to 200% or increased to zero, respectively. Positive and negative amounts earned each year but not paid as a result of the 200% cap and the floor of zero are carried forward to subsequent years’ bonus calculations, and amortized over a three-year period. However, no employee has any right to any amounts carried forward if his or her employment terminates before the carried forward amounts are paid in subsequent years, and no employee has any obligations related to negative amounts carried forward if his or her employment terminates. Therefore, when the Company performs well, based either on financial or safety performance targets and/or the individual performance goals being met, as applicable, Executive Officers receive greater cash bonuses. Conversely, in the event financial or safety performance fall below established targets, and/or individual performance goals are not met, as applicable, Executive Officers may receive reduced or even no cash bonuses and could even have a negative bonus carried forward that would reduce bonuses paid in subsequent years.
Annual incentive compensation for 2013 was based on the Company’s financial performance, safety performance and individual performance, as applicable. For 2013, as was the case in the prior years, at the beginning of the year the Compensation Committee approved annual financial and safety goals and for the General Counsel, personal goals. The Compensation Committee set the financial performance target at a level that would make it reasonably difficult to achieve when taking into account the business environment at the time the target was established. Actual corporate financial performance payouts for each fiscal year from 2004 through 2013 (ten years) met or exceeded the established targets only five times. The safety performance target was also set at a level that would make it reasonably difficult to achieve when compared with the historic safety results of Class II and Class III railroads and at a level that encourages year-over-year safety improvements. In 2013, the corporate safety performance target was set at 0.70 FRA reportable injuries per 200,000 man-hours worked for a 100% payout. Actual corporate safety performance payouts for each fiscal year from 2004 through 2013 (ten years) met or exceeded the established targets seven times. For each fiscal year from 2004 through 2013, actual total payouts to Executive Officers have ranged from 31% to 200% of the targeted bonuses (excluding the impact of positive carryover bonus amounts).

In 2013, the Company realized 69% of its target bonus for financial performance. Under our GVA methodology, financial performance is assessed in relation to the Company’s annual operating budget and budgeted invested capital. In 2013, the Company did not meet the pre-established goal and realized 64% of its target bonus for safety performance, based on 0.80 FRA reportable injuries per 200,000 man-hours worked. In addition, the Executive Officer with an individual performance component received 100% of her target individual bonus. These combined results yielded an average aggregate bonus payout of 72% of the 2013 total target cash bonus amount for the Executive Officers. Further, amounts earned in prior years over 200% of the financial performance target were carried over to the 2013 bonus calculations, as described above, and are reflected in the bonuses paid for 2013. Including the amortization of excess bonus amounts from prior years and the attainment of 100% of individual performance bonuses, as applicable, the actual 2013 bonus awards paid to our Executive Officers were between 75% and 92% of target annual cash bonuses. The actual 2013 bonuses yielded an average aggregate bonus payout of 85% of the 2013 target cash bonus amount. The Company’s 2013 performance resulted in approximately $6.2 million of annual cash bonuses for all participants in the annual incentive compensation program, with $1.4 million of such cash bonuses paid to our Executive Officers.
Specifically, based on 2013 performance and inclusive of 2010 and 2012 financial performance carryover amounts, Messrs. Hellmann, Gallagher and Walsh were paid a bonus equal to 86%, 87% and 87%, respectively, of their target annual cash bonus. For 2013, inclusive of the 2012 financial performance carryover amount, Mr. Brown earned a bonus equal to 75% of his target annual cash bonus, which lower percentage payout reflects the larger proportion of Mr. Brown’s bonus tied to corporate safety performance results. For 2013, Ms. Fergus earned a bonus equal to 92% of her target annual cash bonus, inclusive of 2010 and 2012 financial performance carryover amounts. Ms. Fergus received 100% of her individual performance component in 2013, based on the assessment by the CEO, in recognition of the achievement of pre-established goals and objectives of the legal department, including specific goals associated with the management of litigation. For additional information on actual amounts of annual incentive compensation paid to Executive Officers, see the Non-Equity Incentive Plan Compensation column of the “Summary Compensation Table” on page 44.
Long-Term Incentive Compensation Program—Equity Awards Under the Omnibus Plan—Stock Options and Restricted Stock Awards
We use our long-term incentive compensation program to provide equity awards, including stock options and restricted stock awards, to our Executive Officers and other key personnel. Awards are granted to our Executive Officers at the discretion of the Compensation Committee and are based on each executive’s contribution and expected future contribution to our success, with input from the CEO with respect to Executive Officers other than himself. The Compensation Committee views stock options as an important component of overall executive compensation because stock options emphasize our objective of increasing stockholder value. The Compensation Committee views restricted stock awards as providing compensation that promotes a long-term financial interest in the Company. The Compensation Committee adjusted the annual equity awards as a percentage of base salary in 2012 to provide an opportunity for Executive Officers to receive long-term incentive compensation valued at between 100% and 240% of annual base salary, which adjustments were premised on establishing long-term incentive compensation at or near the 50th percentile of the 2011 peer group. The actual amount of the annual equity award has been based on both individual and corporate financial performance as assessed by the CEO, with respect to Executive Officers other than himself, and based on guidance from independent consultants, when requested by the Compensation Committee. Additional considerations have included the amounts paid as annual incentive compensation, individual performance of the Executive Officers, share retention requirements and other factors that were deemed relevant by the Compensation Committee.
Long-term incentive compensation is allocated 50%/50% between stock options and restricted stock awards to provide a balance between the highly leveraged nature of stock options and the stock ownership benefits of restricted stock, calculated for options based on the fair value using the Black-Scholes valuation model on the day of grant and for restricted stock based on the closing stock price of our stock on the NYSE on the day of grant.
In accordance with the Company’s philosophy of aligning management and stockholder interests and considering the future contributions expected of our Executive Officers, the 2013 long-term incentive equity awards granted to our Executive Officers ranged in value from 100% to 240% of 2013 annual base salary, unchanged from the long-term equity awards granted to our Executive Officers in 2012.

The 2013 long-term incentive program equity awards for each Executive Officer as a percentage of base salary are set forth below:

Name and Principal Position	2013 Equity Awards as a Percentage of Base Salary
John C. Hellmann	240%
President and Chief Executive Officer
Timothy J. Gallagher	160%
Chief Financial Officer
David A. Brown (1)	222%
Chief Operating Officer
Allison M. Fergus	100%
General Counsel and Secretary
Matthew O. Walsh	150%
SVP, Corporate Development

(1)	Contains two additional grants received by Mr. Brown in 2013 (representing his 2012 annual equity award), which grants represent 72% of the 222%.
For additional information on the value of the 2013 long-term equity incentive awards to Executive Officers, see the Grant Date Fair Value of Stock and Option Awards column of the “2013 Grants of Plan-Based Awards” table on page 45.
For 2013, the total dollar value of annual long-term incentive compensation equity awards was approved by the Compensation Committee on February 5, 2013, and the total dollar value was delivered through four quarterly grants on February 28, May 31, August 30 and November 29, 2013, consistent with the Company’s stock-based award policy. The Compensation Committee believes that using the share price on four distinct days to calculate the number and exercise price of stock options and the number of shares of restricted stock to be granted to the Executive Officers will be more indicative of the actual average share price performance during the year than using a single date during the year.
The stock option awards and restricted stock awards for Executive Officers and other key personnel include confidentiality and non-compete obligations, which if violated would result in a forfeiture of unexercised options and unvested restricted stock awards and disgorgement of any gains on option awards and restricted stock awards during the previous six months. The option awards and restricted stock awards for Executive Officers are also subject to acceleration of vesting upon a change of control, which the Compensation Committee believes allows our Executive Officers to focus on their responsibilities and provides security against unpredictable actions of successor corporations following a qualifying change of control of the Company.
Share Retention Guidelines
The Compensation Committee has adopted share retention guidelines for the Executive Officers and other key personnel to further align the interests of these individuals with the interests of our stockholders. Under the guidelines, the Executive Officers are expected to maintain a significant ownership position in our Class A Common Stock, which is based on a multiple of such executive’s then-current base salary and the then-current stock price on the date of adoption or revision of the guidelines, but expressed as a number of shares. Notwithstanding the guidelines, Executives Officers are permitted to sell shares to finance the exercise price of a stock option, if applicable, and to settle any tax obligations in connection with the exercise or vesting of an equity award. Although the share ownership guideline amount is not required to be satisfied in any particular period of time, until the share guideline is satisfied, Executive Officers are required to retain 50% of any net shares that remain following the payment of exercise prices and tax obligations related to the exercise of stock options and the payment of tax obligations following the vesting of restricted stock awards. Waivers of the guidelines can be granted by the CEO for Executive Officers (other than himself) and key employees and by the Compensation Committee for the CEO. Waivers are generally granted only for serious and unforeseen hardship circumstances. It has been our practice to reevaluate the retention guidelines in connection with significant changes to base salaries. No changes to the share retention guideline amounts or required retention percentages were deemed necessary in 2013. However, in April 2014, the Compensation Committee approved modifications to the Company’s share retention guidelines for our Executive Officers, key personnel and members of the Board. For additional information on these modifications, see “2014 Compensation Program Updates” on page 39.

The share retention guideline amounts for our Executive Officers are set forth below:

Principal Position	Share Guideline Amount
President and Chief Executive Officer	135,000
Chief Financial Officer	30,000
Chief Operating Officer	30,000
General Counsel and Secretary	30,000
SVP, Corporate Development	30,000
In determining whether our share retention guidelines have been met, restricted stock, shares held by a spouse or minor child who resides with the Executive Officer or key employee and shares held by a trust established for estate or tax planning purposes that is revocable by the Executive Officer, key employee or his or her spouse are considered owned. With the exception of the COO, who joined the Company in June 2012, all of the Executive Officers currently meet the applicable guideline amount.
Other Compensation
401(k) Plan
Executive Officers and other employees are entitled to participate in our 401(k) Plan, which provides retirement benefits to employees and provides for employer and employee contributions. For 2013, the Company matched 100% of employee contributions to the 401(k) plan, up to the lesser of 4% of the employee’s salary and $10,200.
Stock Purchase Plan
Executive Officers and other employees who have been employed for more than one year and customarily work more than 20 hours per week are entitled to participate in our Stock Purchase Plan. Our Stock Purchase Plan permits participants to purchase our Class A Common Stock at approximately 90% of the lower of the closing price of our Class A Common Stock on the first business day of the month and the closing price on the second-to-last business day of the month. Participants in the Stock Purchase Plan may not purchase stock with an aggregate fair market value in excess of $25,000 during any calendar year or make purchases that would cause such participant to own 5% or more of the Company’s then-outstanding shares of Class A Common Stock. Stock purchases under the Stock Purchase Plan are funded through payroll deductions of up to 10% of a participant’s regular earnings. The Stock Purchase Plan is intended to encourage ownership of our Class A Common Stock by our employees at all levels of employment and thereby provide them with the incentive created by stock ownership. The Stock Purchase Plan is also intended to provide a more efficient mechanism for our employees to acquire stock ownership. The Compensation Committee administers the Stock Purchase Plan.
Long-Term Disability Insurance
Executive Officers and certain other employees receive coverage under our long term-disability insurance program, which provides a monthly income in the event of the executive’s disability. The Compensation Committee believes that this benefit is a normal component of a competitive executive compensation program and that it is useful to the retention of talented executives. For 2013, this coverage provided a monthly benefit of 60% of the Executive Officer’s base salary and annual incentive compensation, up to a maximum payment of $15,000 per month.
Deferred Compensation Plan
Starting in 2004, we began offering a deferred compensation plan. The DCP allows senior employees, including our Executive Officers, to defer receipt of their salary and/or bonus payments into accounts that mirror the gains and/or losses of several different investment funds we have selected. Please see “2013 Nonqualified Deferred Compensation” for a more detailed discussion of the DCP.

The Company does not offer a traditional pension plan to our Executive Officers. However, the Company has established a supplemental executive retirement benefit in the form of a Defined Contribution Account under the Company’s DCP for certain Executive Officers. The Defined Contribution Accounts are considered a key element of the executive compensation program. The Compensation Committee believes supplemental executive retirement plans such as the Defined Contribution Accounts are an important part of executive compensation and are utilized by many companies that compete with the Company for executive talent, and, depending on the circumstances, may be necessary to attract or retain talented executives. Absent other retirement income, retirement benefits can be an important factor in an executive’s decision to accept or reject a new position. Annual Company contributions to the Executive Officer’s account vest at the rate of 20% per year, subject to acceleration of vesting in the event of a change of control, death or disability, each as defined under the DCP. The Company reserves the right to change the annual Company contributions made to an Executive Officer’s account from time to time, in such amount as it may determine, as a result of changes in specified assumptions.
There were no changes to the annual Company contributions made from 2012 to the Executive Officers’ Defined Contribution Accounts in 2013, which contributions are set forth below:

Name and Principal Position	2013 Defined Contribution Account Contributions
John C. Hellmann	$136,573
President and Chief Executive Officer
Timothy J. Gallagher	$83,945
Chief Financial Officer
David A. Brown	$—
Chief Operating Officer
Allison M. Fergus	$44,574
General Counsel and Secretary
Matthew O. Walsh	$40,118
SVP, Corporate Development
Additional information regarding the Deferred Contribution Accounts is set forth in “2013 Nonqualified Deferred Compensation” below.
Perquisites
We provide certain of our Executive Officers perquisites and other personal benefits. The Compensation Committee has reviewed and approved each of the perquisites provided to Executive Officers. While the Compensation Committee does not consider these perquisites to be a significant component of executive compensation, it recognizes that such perquisites are a factor in attracting and retaining talented executives. Additional information with respect to the perquisites paid to our Executive Officers is set forth in the “Summary Compensation Table” below.
2013 Compensation Study
As described above, the Compensation Committee determined that the increased size and complexity of the Company following the completion of the RailAmerica, Inc. acquisition and integration necessitated an earlier review of the group of peer companies and compensation practices prior to establishing executive compensation levels for 2014. In June 2013, following an evaluation process, the Compensation Committee engaged Farient as its independent outside compensation consultant to conduct the Farient Study. Other than conducting the Farient Study, neither Farient nor any of its affiliates maintain other direct or indirect business relationships with the Company or any of its affiliates. Farient’s services are provided under the direction and authority of the Compensation Committee, and all work performed by Farient is pre-approved by the Chairman of the Compensation Committee.
The goal of the Farient Study was to ensure the continued alignment of our executive compensation programs with the Company’s business objectives and performance and to ensure that our compensation programs attract, retain and reward executives who contribute to the Company’s long-term success and increase shareholder value. Specifically, Farient reviewed the Company’s compensation program design, developed a revised peer group to assess executive compensation levels and provided a competitive analysis of the compensation paid to Executive Officers and certain other key personnel to assist the Compensation Committee in establishing 2014 Executive Officer and key personnel compensation.

Compensation Program Design
After reviewing each element of our current executive compensation program, the Farient Study concluded that generally, the structure of the Company’s compensation program continues to align the interests of management with the long-term interests of our stockholders by rewarding the achievement of meaningful annual goals and encouraging a long-term management perspective that discourages executives from taking unnecessary or excessive risks. However, Farient also recommended the implementation of a supplemental long-term performance-based compensation program based on total shareholder returns and the achievement of the Company’s merger and acquisition growth strategy. The new program, which was adopted in conjunction with the 2014 Compensation Program Updates described below, is intended to recognize and reward those individuals whose job responsibilities include the evaluation, execution and implementation of the Company’s mergers, acquisitions and strategic transactions.
Farient Peer Group Development
The Farient Study included the identification of a group of 13 public companies similar to the Company (the “Farient peer group”). Consistent with the development of historic peer groups, the criteria for inclusion included companies with similar revenue and market capitalizations (with comparable valuations), consistent financial performance and asset growth rates, and international operations, as well as other relevant attributes such as companies in the transportation industry and companies that grow through acquisitions.
The peer group selected for the Farient Study comprised the following:

Atlas Air Worldwide Holdings, Inc.	Kansas City Southern
Buckeye Partners, L.P.	Kirby Corporation
Bristow Group Inc.	Magellan Midstream Partners LP
Canadian Pacific Railway Ltd.	Old Dominion Freight Line Inc.
GATX Corporation	Trinity Industries Inc.
Hornbeck Offshore Services, Inc.	Westinghouse Air Brake Technologies Corporation
JB Hunt Transport Services, Inc.
Of the 13 companies in the Farient peer group, only five had been included in the 2011 peer group. New companies were selected to replace companies that had been in the 2011 peer group, but were eliminated because they were no longer deemed comparable following the RailAmerica, Inc. acquisition and the associated significant growth in the Company, as demonstrated by their failure to satisfy the objective criteria used to develop the Farient peer group. The Company was positioned relative to the Farient peer group as follows: at approximately the 25th percentile, 65th percentile and 50th percentile in terms of revenue, asset size and market capitalization, respectively; well above the 75th percentile in terms of three-year compound growth in revenue and assets; and at approximately the median in terms of three-year compound growth in total shareholder return.
Competitive Analysis of Executive Officer Compensation
To determine if adjustments to Executive Officer compensation for 2014 were appropriate, Farient collected compensation data for each Executive Officer to use as an external reference point to benchmark the base salary, annual cash bonus opportunities, long-term equity incentive compensation and other compensation paid to each Executive Officer with comparable positions at the peer group companies listed above. To the extent publicly available, this data was collected for 2012, and supplemented with compensation survey data to develop an appropriate sample size. The findings were as follows:

•	With respect to base salaries, it was determined that all Executive Officers’ base salaries were within 15% of the Farient peer group market median.

•	With respect to annual cash bonus targets, it was determined that all Executive Officers’ annual cash bonus targets were 10% or more below the Farient peer group market median.

•
With respect to long-term equity incentive compensation, it was determined that all Executive Officers’ long-term equity incentive compensation was below the Farient peer group market median. Most notably, it was determined that the long-term incentive compensation for Mr. Hellmann was more than 30% below his peer group counterparts.

•
With respect to all other compensation, inclusive of Company funded Defined Contribution Account payments, it was determined that all Executive Officers’ payments were consistent with market practices based on the Farient peer group.

In addition to the Farient peer group comparison, the Compensation Committee also considered additional job responsibilities not necessarily represented in the Farient peer group counterparts and relative internal pay equity among the senior executive team. Finally, the Committee obtained performance reviews of each of the Executive Officers (other than the CEO) from the CEO, and also completed a formal review of the CEO’s performance (including input from the Board of Directors and selected members of management).
In light of the positive CEO and other Executive Officer performance reviews, as well as the Company’s financial performance and growth and the other considerations noted above, the Compensation Committee approved changes to 2014 compensation on February 28, 2014 for each of the Executive Officers as set forth in the table below. All changes were retroactively effective as of January 1, 2014. The total impact of the changes to Executive Officer compensation is an increase in annual target compensation expense of approximately $2.5 million, of which $1.1 million is expected to be recorded in 2014.

2014 Executive Officer Compensation	President and Chief Executive Officer	Chief Financial Officer	Chief Operating Officer	General Counsel and Secretary	SVP, Corporate Development
Annual Base Salary	$825,000	$453,200	$402,730	$425,000	$425,000
% Increase in Annual Base Salary vs. 2013	—%	3%	3%	18%	18%
Total Target Annual Cash Bonus (as a % of Base Salary) (1)	100%	75%	75%	75%	75%
% Increase in Annual Cash Bonus Target vs. 2013	11%	25%	25%	50%	50%
Expected Annual Cash Bonus (based on Target)	$825,000	$339,900	$302,048	$318,750	$318,750
Total Target Annual Cash Compensation	$1,650,000	$793,100	$704,778	$743,750	$743,750
Long-Term Equity Incentive Compensation Awards (as a % of Base Salary) (2)	365%	180%	175%	175%	175%
Dollar Value of Long-Term Equity Incentive Compensation Award	$3,011,250	$815,760	$704,778	$743,750	$743,750
% Increase in Dollar Value of Equity Awards vs. 2013	52%	13%	17%	75%	17%
Total Target Compensation	$4,661,250	$1,608,860	$1,409,556	$1,487,500	$1,487,500
% Increase in Total Target Compensation (3)	32%	14%	16%	65%	37%

(1)
Represents the total target annual cash bonus amount under the Company’s incentive compensation program under the Omnibus Plan based on the Compensation Committee approved financial, safety and individual performance goals and bonus formulas. There were no changes to the relative weights assigned to each performance measure for the Executive Officers. The actual bonuses payable for fiscal year 2014, if any, will vary depending on the extent to which actual performance meets, exceeds or falls short of the goals approved by the Compensation Committee.

(2)	Represents long-term incentive compensation program equity awards awarded under the Omnibus Plan.

(3)	Total Target Compensation does not include contributions to the DCP on behalf of the Executive Officers or other perquisite compensation, neither of which is expected to change materially for 2014.

2014 Compensation Program Updates
In early April 2014, the Compensation Committee approved a series of policies and compensation decisions intended to improve compensation risk oversight, provide an incremental performance-based equity incentive that vests only upon exceeding benchmark stockholder returns, promote succession planning and further align the interests of the CEO and other Executive Officers with the interests of our independent stockholders. Specific policies and compensation decisions include the following:

•	amending the Company's share retention guidelines, including the addition of a new Hedging/Pledging Policy;

•	the elimination of the excise tax and tax gross up provisions included in the continuity agreements of our CEO and CFO;

•	implementing an incremental performance-based equity incentive plan that provides for additional compensation in the event the Company exceeds pre-established total shareholder return metrics; and

•	revisions to our CEO’s equity award provisions to promote succession planning and enhance retention, as well as the grant of an additional equity award to our CEO.
Share Retention Guidelines and Hedging/Pledging Policy
Based upon guidance provided in the Farient Study and consistent with the Farient peer group company practices, the Compensation Committee approved modifications to the Company’s share retention guidelines for our Executive Officers and other key personnel. The modified share retention guidelines are expressed as a multiple of base salary rather than fixed share amounts, and are set forth below:

Principal Position	Share Guideline Amount
President and Chief Executive Officer	10x Base Salary
Chief Financial Officer	5x Base Salary
Chief Operating Officer	5x Base Salary
General Counsel and Secretary	5x Base Salary
SVP, Corporate Development	5x Base Salary
With the exception of the COO, who joined the Company in 2012, all Executive Officers currently meet the modified share guideline amounts.
In conjunction with the modified guidelines, the Compensation Committee also adopted a new Hedging/Pledging Policy, to be incorporated into the share retention guidelines. Historically, no Company policy imposed restrictions on hedges or pledges of shares of Class A Common Stock owned by employees or members of the Board. The new Hedging/Pledging Policy precludes Executive Officers, other key personnel and members of the Board from hedging or pledging that number of shares of Class A Common Stock (established on the date the share retention guideline amount is established) that are held to satisfy the share retention guidelines. Shares of Class A Common Stock held by Executive Officers, other key personnel and directors in excess of the amount required to satisfy the share retention guidelines can be hedged or pledged. Any of the shares of Class A Common Stock that are hedged or pledged will not count towards the number of shares held to satisfy the share retention guidelines. The Hedging/Pledging Policy provides for a five-year phase in period to allow those Executive Officers, key employees or directors who currently hedge or pledge shares of Class A Common Stock to comply with the policy, except for our CEO, who is required to comply promptly. For additional information regarding our share retention guidelines, see “Share Retention Guidelines.”
Elimination of Payment of Excise Tax and Tax Gross Up
In an effort to align the Company’s overall compensation practices with that of the Farient peer group and general market practices, our CEO and CFO have agreed to amend their continuity agreements to eliminate the Company’s obligation to conditionally pay the 20% excise tax for excess parachute payments and to gross up the resulting tax due for each of them in the event that their change of control payment is more than 10% above the safe harbor limit of three times the base amount under Section 280G of the IRC. In lieu of the conditional payment of the excise tax and the tax gross up, the revised continuity agreements will include the “Adjustment for Best After-Tax Provision” consistent with the provisions in the continuity agreements for the Company’s other Executive Officers. For additional information regarding the current continuity agreements of our Executive Officers, see “Potential Payments Upon Termination, Change of Control and Other Events.”

Adoption of a Supplemental Performance-Based Restricted Stock Unit Program
Further, based upon the recommendations contained in the Farient Study related to the lack of a Company compensation element linked to Total Shareholder Returns (“TSR”) and in recognition of the fact that historically the Company has outgrown two consecutive peer groups within three years, as well as the continued anticipated growth of the Company resulting from the continued execution of our acquisition strategy, such as the acquisition of Rapid City, Pierre & Eastern Railroad, the Compensation Committee adopted a Supplemental Performance-Based Restricted Stock Unit Program (the “Supplemental Program”). The Supplemental Program is designed to recognize the efforts of those employees, including Executive Officers, who deliver meaningfully above average performance to our stockholders, particularly through the identification, execution and integration of mergers, acquisitions and strategic transactions. As described below, awards under the Supplemental Program would be earned only in the event that the Company’s TSR exceeds the median TSR of the Farient peer group companies or the S&P 500 companies over a three-year performance period.
Under the Supplemental Program, Executive Officers identified by the Compensation Committee who have a significant impact on our merger and acquisition growth strategy would annually receive a supplemental equity award equivalent to a percentage of the Executive Officer’s Base Salary. The award value will be delivered through a grant of Restricted Stock Units (“RSUs”) equal to a specified maximum number of shares, calculated by dividing the maximum award value by the closing market price of the Company’s Class A Common Stock on the trading day immediately preceding the date of grant. Participants have the opportunity to earn up to the maximum number of RSUs at the end of a three-year performance period beginning February 1, 2014 and ending February 1, 2017 (the “Performance Period”) for 2014 awards, based upon the Company’s TSR against two predetermined benchmarks: the Farient peer group and the S&P 500. The Supplemental Program provides that participants will earn specified percentages of RSUs based upon the Company’s relative percentile achievement of TSR over the Performance Period (the “Formula”). The initial measurement price for the Formula for the 2014 award three-year Performance Period is $95.56, the average closing price of the Company’s shares of Class A Common Stock on the NYSE from February 3, 2014 to March 17, 2014 (the first 30 trading days of the Performance Period), with the ending measurement price based upon the average closing price of the Company’s shares of Class A Common Stock on the NYSE over the last 30 trading days prior to February 1, 2017 (the end of the Performance Period). Following the end of the Performance Period, based upon the Formula and linear interpolation, the final number of RSUs earned under the grant would be determined, with one half of the annual RSU award for each Executive Officer based upon performance against the Farient peer group and one half of the annual RSU award based upon performance against the S&P 500. Each discrete half of the annual RSU award would vest for Company performance above the 50% percentile as compared to the applicable benchmark (with no vesting if the relevant TSR percentile achievement is 50% or below), with proportionate vesting up to 100% vesting for Company performance at or above the 75% percentile as compared to the applicable benchmark. Any earned RSUs would vest following the end of the Performance Period with any earned shares delivered no later than March 1, 2017, assuming the Participant is employed by the Company on such date of issuance.
On April 5, 2014, the Compensation Committee approved the 2014 annual RSU awards under the Supplemental Program for each of the Executive Officers as set forth in the table below, representing the maximum number of RSUs that may be earned under the Formula, calculated based on the closing stock price of the Company’s Class A Common Stock on April 4, 2014:

Principal Position	% of Base Salary	2014 Maximum Award Value	2014 Annual RSU Award
President and Chief Executive Officer	50%	$412,500	4,322
Chief Financial Officer	30%	$135,960	1,424
Chief Operating Officer	30%	$120,819	1,266
General Counsel and Secretary	30%	$127,500	1,336
SVP, Corporate Development	50%	$212,500	2,226

Modifications to the Compensation of our CEO
As part of updating the Company’s executive compensation program, the Compensation Committee, in conjunction with Farient, evaluated a range of terms and conditions applicable to our CEO’s equity grants, as well as the fact that our CEO currently does not have an employment agreement and has only a six-month noncompetition agreement. Following its review, based upon the recommendation of the Compensation Committee, the Board approved certain modifications to the terms of our CEO's equity awards from February 2014, and intends to revise the forms of equity awards for our CEO’s future equity awards to include (in addition to standard retention-oriented vesting terms as have been included in prior awards) non-competition protections and other market-oriented terms and conditions. Specifically, the modifications provide that in the event of our CEO’s involuntary termination without “cause”, resignation for “good reason”, or termination due to death or “disability” (as such terms are defined in the award agreements), the service-based vesting of his equity awards will fully accelerate as of the date of such termination of employment, although any performance-based vesting conditions will continue to apply. The Compensation Committee also approved the continued vesting of equity awards following a “qualified resignation or retirement”, subject to continued board service or compliance with noncompetition provisions (including restrictions against competing with the Company for acquisitions) for the remaining vesting period. A board-approved succession plan and sufficient advance notice is required for a qualified resignation or retirement. A claw back policy for equity value vesting under the revised terms, in the event of impermissible competition during the remaining vesting period was also adopted. The Compensation Committee believes the changes are favorable because, overall, they enhance retention, further align the interests of our CEO and our stockholders, support organizational development and succession planning and afford protections against competition.
Additionally, in recognition of the Company’s continued success under the CEO’s leadership and in consideration of the fact that our CEO elected not to receive a special, discretionary cash bonus in 2012 in connection with his efforts associated with the acquisition of RailAmerica, Inc., the Compensation Committee approved an additional long-term incentive equity award to our CEO in the form of stock options and restricted stock with a grant date fair value equivalent to 50% of his 2014 Base Salary. The Compensation Committee believes that the grant of this additional equity award not only rewards our CEO for his efforts related to the acquisition, but also directly ties the value of his award to continued integration performance and further aligns his compensation to stockholder interests. This additional equity award will be granted in three quarterly grants for each remaining quarter in fiscal year 2014 and will include the modifications to the terms of our CEO’s awards, described above. All other terms of the equity award are consistent with equity awards granted under our long-term equity incentive compensation program. For more information, see “Long-Term Incentive Compensation Program—Equity Awards under the Omnibus Plan—Stock Options and Restricted Stock Awards.”
Continuity and Employment Agreements
The Compensation Committee believes that continuity agreements, or change of control arrangements, are necessary to attract and retain the talent necessary for our long-term success. However, the Compensation Committee does not view the potential payments payable to our Executive Officers under the applicable continuity agreements as an additional element of compensation. Rather, the Compensation Committee believes that these commitments by the Company provide security to our executives should their employment be terminated following a change of control through no fault of their own, thus allowing our executives to focus on their responsibilities to the Company.
Currently, all of our Executive Officers are parties to continuity agreements with the Company. These agreements require the Company to provide compensation to the Executive Officers as described below under “Potential Payments Upon Termination, Change of Control and Other Events” in the event of a qualifying change of control of the Company followed by either termination of the executive without cause or resignation by the executive for good reason, each as defined in the agreements, within two years following a change in control. This double trigger approach results in payment under our change of control provisions only if the Executive Officer is terminated. In consideration for the payments under the continuity agreements, each executive has agreed to restrictions on his or her ability to compete for a period of 12 months following termination.
We believe our continuity agreements are generally consistent with those in our prevailing marketplace and are important for attracting and retaining executives whose leadership is critical to our long-term success and competitiveness. The components of our continuity agreements recognize that a significant portion of participating executives’ total compensation may at any point in time consist of unvested stock options or restricted stock holdings and that some measure of protection against possible but unpredictable actions of successor corporations is desirable for both the executive and the Company. Additionally, the structures of our continuity agreements help ensure management retention during any change of control. The amount of compensation payable to each Executive Officer under the continuity and employment agreements is set forth under “Potential Payments upon Termination, Change of Control and Other Events.”

The Company has not entered into agreements with Executive Officers that provide for severance payments related to voluntary termination; involuntary, not for cause termination unrelated to a change of control; or termination for cause.
Deductibility of Compensation
Section 162(m) of the IRC generally disallows public companies from claiming a tax deduction for compensation in excess of $1 million paid to their chief executive officer or any of the three other most highly compensated executive officers other than the CFO. However, the statute exempts qualifying performance-based compensation from the $1 million limitation if specified requirements are met. Additionally, cash compensation voluntarily deferred by the Executive Officers named in this proxy statement under the DCP is not subject to the Section 162(m) limitation until the year paid. The tax impact of any compensation arrangement is one factor considered by the Compensation Committee in light of the Company’s overall compensation philosophy and objectives, along with competitive and market factors. The compensation awarded to Mr. Hellmann in 2013 will not be fully deductible by the Company.
Policy on Non-Public Information and Trading in Company Stock
The Company’s policy permits directors, Executive Officers and other key employees to trade Company securities only during limited window periods following earnings releases and only after they have pre-cleared transactions with our legal department. Although we do not have a formal policy that prohibits transactions that hedge an individual’s economic risk of owning shares of our common stock, we believe all such transactions by directors and Executive Officers in 2013 have been publicly disclosed.
Elements of Total Compensation—Risks and Mitigating Factors
The Compensation Committee believes that the structure of the executive compensation program provides a mix of cash and equity compensation that balances short- and long-term incentives. We believe that the different time horizons and metrics used in the annual and long-term elements of compensation provide incentives to build the Company’s business prudently and profitably over time, while encouraging retention of our top talent. In addition, each element of compensation has been designed and is administered in a manner intended to minimize potential risks to the Company. The result is a program that the Compensation Committee believes mitigates inappropriate risk taking and aligns the interests of Executive Officers with those of the Company’s stockholders.
Say-on-Pay Results
At the 2011 annual meeting of stockholders, a majority of the holders of our Class A Common Stock and Class B Common Stock who voted at the meeting approved, in a non-binding vote, the compensation of our then Executive Officers. The Compensation Committee believes this advisory vote affirms our stockholders’ support of the Company’s approach to executive compensation. Accordingly, the Compensation Committee determined not to implement any significant changes to the structure of the Company’s executive compensation programs in 2012 or 2013.

COMPENSATION COMMITTEE REPORT
We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussions with management, we have recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.
Compensation Committee
Mark A. Scudder, Chairman
Richard H. Allert
Richard H. Bott
Robert M. Melzer
Michael Norkus

SUMMARY COMPENSATION TABLE
The following table and footnotes set forth information for the years ended December 31, 2013, 2012 and 2011 concerning compensation awarded to, earned by or paid to our Executive Officers.

Name and Principal Position	Year	Salary (1)	Bonus (1)(2)	Stock Awards (3)	Option Awards (4)	Non-Equity Incentive Plan Compen-sation (5)	Change in Pension Value and Non- qualified Deferred Compen-sation Earnings	All Other Compensation (6)	Total
John C. Hellmann	2013	$824,000	$—	$988,788	$988,845	$638,387	$—	$162,192	$3,602,212
President and Chief Executive Officer	2012	$800,000	$—	$959,967	$959,982	$937,534	$—	$161,731	$3,819,214
	2011	$720,575	$—	$1,200,043	$900,003	$698,836	$—	$93,852	$3,613,309
Timothy J. Gallagher	2013	$440,406	$—	$352,329	$352,341	$231,199	$—	$120,992	$1,497,267
Chief Financial Officer	2012	$427,671	$200,000	$342,130	$342,139	$337,790	$—	$124,323	$1,774,053
	2011	$415,125	$—	$311,353	$311,350	$270,765	$—	$102,655	$1,411,248
David A. Brown	2013	$391,400	$—	$433,685	$433,754	$174,959	$—	$13,404	$1,447,202
Chief Operating Officer	2012	$218,744	$31,667	$140,075	$140,145	$162,476	$—	$405	$693,512
	2011	$—	$—	$—	$—	$—	$—	$—	$—
Allison M. Fergus	2013	$360,500	$—	$180,228	$180,280	$165,115	$—	$65,163	$951,286
General Counsel and Secretary	2012	$350,000	$300,000	$175,015	$174,993	$202,137	$—	$65,429	$1,267,574
	2011	$307,500	$—	$153,750	$153,740	$169,071	$—	$64,838	$848,899
Matthew O. Walsh	2013	$360,500	$—	$270,328	$270,425	$156,548	$—	$63,662	$1,121,463
SVP, Corporate Development	2012	$—	$—	$—	$—	$—	$—	$—	$—
	2011	$—	$—	$—	$—	$—	$—	$—	$—

(1)
Salary and bonuses are reported in the year in which the service being compensated was performed even if we paid the compensation in a subsequent year or if the executive elected to defer a portion of such compensation.

(2)	Amounts in 2012 reflect the discretionary bonuses paid to the Executives in December 2012 for their significant efforts associated with the acquisition of RailAmerica.

(3)
The amounts in the Stock Awards column reflect the aggregate grant date fair value for restricted stock granted by us in 2013, 2012 and 2011 computed in accordance with ASC Topic 718, without taking into account estimated forfeitures. For discussion of the assumptions made in the valuation of these awards, refer to Note 15 to our consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

(4)
The amounts included in the Option Awards column reflect the aggregate grant date fair value for stock options granted by us in 2013, 2012 and 2011 computed in accordance with ASC Topic 718, without taking into account estimated forfeitures. For discussion of the assumptions made in the valuation of these options, refer to Note 15 to our consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

(5)
For 2013, 2012 and 2011, the amounts reflect the cash bonuses earned under the annual incentive compensation program based on targets that were established in early 2013, 2012 and 2011, respectively, by the Compensation Committee and paid in February 2014, 2013 and 2012, respectively. For a discussion of the annual incentive compensation program, see “Executive Compensation—Compensation Discussion and Analysis—Annual Incentive Compensation Program–Cash Bonuses Under the GVA Methodology Under the Omnibus Plan.”

(6)	The following table details each item of compensation of our Executive Officers for 2013 required to be included in the All Other Compensation column:

Name	Company Contributions to Defined Contribution Plan	Company Contributions to Retirement 401(k) Plan (a)	Auto (b)	Other (c)	Total
John C. Hellmann	$136,573	$10,200	$12,710	$2,709	$162,192
Timothy J. Gallagher	$83,945	$10,200	$20,212	$6,635	$120,992
David A. Brown	$—	$7,828	$3,200	$2,376	$13,404
Allison M. Fergus	$44,574	$10,200	$8,715	$1,674	$65,163
Matthew O. Walsh	$40,118	$10,200	$11,724	$1,620	$63,662

(a)	Amounts reflect the Company’s matching contributions to the Company’s 401(k) Plan.

(b)
Amounts reflect cash payments for all annual automobile expenses, whether personal or business related. Amounts for Messrs. Hellmann, Gallagher and Walsh and Ms. Fergus reflect car leases, fuel, insurance and repairs paid on their behalf. Mr. Brown receives a monthly cash car allowance.

(c)
The amount for Mr. Hellmann represents premiums with respect to excess group life insurance, an additional term life policy and long-term disability insurance, and club dues. The amount for Mr. Gallagher represents the premiums with respect to excess group life insurance, an additional term life policy and long-term disability insurance, and health club dues. The amounts for Messrs. Brown and Walsh and Ms. Fergus represent the premiums with respect to excess group life insurance and long-term disability insurance.

2013 GRANTS OF PLAN-BASED AWARDS
The following table provides information relating to estimated future payouts under non-equity incentive plan awards and grants of stock-based awards during the year ended December 31, 2013.

Name and Principal Position	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (4)
		Date of Committee Action	Threshold (1)	Target (1)	Maximum (1)
John C. Hellmann			$0	$825,000	$1,650,000
President and Chief Executive Officer	2/28/2013	2/5/2013				2,761			$247,165
	2/28/2013	2/5/2013					11,649	$89.52	$247,202
	5/31/2013	2/5/2013				2,776			$247,203
	5/31/2013	2/5/2013					10,866	$89.05	$247,233
	8/30/2013	2/5/2013				2,855			$247,186
	8/30/2013	2/5/2013					11,551	$86.58	$247,191
	11/29/2013	2/5/2013				2,570			$247,234
	11/29/2013	2/5/2013					10,560	$96.20	$247,219
Timothy J. Gallagher			$0	$339,900	$679,800
Chief Financial Officer	2/28/2013	2/5/2013				984			$88,088
	2/28/2013	2/5/2013					4,151	$89.52	$88,088
	5/31/2013	2/5/2013				989			$88,070
	5/31/2013	2/5/2013					3,872	$89.05	$88,099
	8/30/2013	2/5/2013				1,017			$88,052
	8/30/2013	2/5/2013					4,116	$86.58	$88,082
	11/29/2013	2/5/2013				916			$88,119
	11/29/2013	2/5/2013					3,762	$96.20	$88,072
David A. Brown			$0	$302,048	$604,096
Chief Operating Officer	2/28/2013	2/5/2013				1,603			$143,501
	2/28/2013	2/5/2013					6,760	$89.52	$143,453
	5/31/2013	2/5/2013				1,611			$143,460
	5/31/2013	2/5/2013					6,306	$89.05	$143,480
	8/30/2013	2/5/2013				848			$73,420
	8/30/2013	2/5/2013					3,429	$86.58	$73,381
	11/29/2013	2/5/2013				762			$73,304
	11/29/2013	2/5/2013					3,137	$96.20	$73,440

Name and Principal Position	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (4)
		Date of Committee Action	Threshold (1)	Target (1)	Maximum (1)
Allison M. Fergus			$0	$318,750	$637,500
General Counsel and Secretary	2/28/2013	2/5/2013				503			$45,029
	2/28/2013	2/5/2013					2,124	$89.52	$45,073
	5/31/2013	2/5/2013				506			$45,059
	5/31/2013	2/5/2013					1,981	$89.05	$45,073
	8/30/2013	2/5/2013				520			$45,022
	8/30/2013	2/5/2013					2,106	$86.58	$45,068
	11/29/2013	2/5/2013				469			$45,118
	11/29/2013	2/5/2013					1,925	$96.20	$45,066
Matthew O. Walsh			$0	$318,750	$637,500
SVP, Corporate Development	2/28/2013	2/5/2013				755			$67,588
	2/28/2013	2/5/2013					3,185	$89.52	$67,589
	5/31/2013	2/5/2013				759			$67,589
	5/31/2013	2/5/2013					2,971	$89.05	$67,599
	8/30/2013	2/5/2013				781			$67,619
	8/30/2013	2/5/2013					3,159	$86.58	$67,603
	11/29/2013	2/5/2013				702			$67,532
	11/29/2013	2/5/2013					2,889	$96.20	$67,634

(1)
The threshold, target and maximum amounts are established under our annual incentive compensation plan. For additional information, see “Annual Incentive Compensation Program—Cash Bonuses Under the GVA Methodology Under the Omnibus Plan.”

(2)	Consists of restricted stock awards granted in 2013 under the Omnibus Plan.

(3)	Consists of stock options granted in 2013 under the Omnibus Plan.

(4)
This column shows the full grant date fair value of restricted stock awards and stock option awards granted in 2013 computed in accordance with ASC Topic 718, without taking into account estimated forfeitures. The grant date fair value is the amount that the Company will expense in its financial statements over the awards’ required period of service as required under ASC Topic 718.

Narrative Disclosure to the Summary Compensation Table and the 2013 Grants of Plan-Based Awards Table
Terms of Equity-Based Awards
Vesting Schedule
Option awards and restricted stock awards are delivered in four equal quarterly grants during the year and generally vest over three years following the date of grant on the anniversary of the first quarterly grant for such year. For certain employees, including each of the Executive Officers, the awards accelerate upon a change of control. Each quarterly grant of stock options has a five-year term.
Forfeiture
All unvested option awards are forfeited at the time of termination of employment, death or disability. Absent death or disability, vested options are forfeited if they are not exercised within a 90-day post-termination exercise period. In the event of death prior to the complete exercise of a vested option award, the vested portion of the option may be exercised, in whole or in part, within one year after the date of death by the designated beneficiary, but in all cases, prior to the option expiration date. In the event of disability prior to the complete exercise of a vested option award, the vested portion of the option may be exercised in whole or in part prior to the option expiration date. With respect to restricted stock awards, in the event of termination or death, the unvested portion of any restricted stock award is forfeited. In the event of disability, the Compensation Committee has discretion to promulgate rules regarding the treatment of unvested restricted stock awards. The Company has entered into continuity agreements with key employees, including the Executive Officers, which provide for the vesting of otherwise unvested option and restricted stock awards in the change of control circumstances described under “Potential Payments Upon Termination, Change of Control and Other Events.”

In April 2014, the Compensation Committee approved changes to all option and restricted stock awards delivered after April 2014 to include provisions for the acceleration of any unvested options or unvested restricted stock awards in the event of death or disability, subject to compliance with other applicable award terms. The Compensation Committee also agreed to exercise positive discretion with respect to the acceleration of unvested option awards and unvested restricted stock awards granted prior to such date in the event of death and disability.
Covenants
The stock option awards and restricted stock awards for Executive Officers and other key employees include confidentiality and non-compete obligations, which if violated would result in a forfeiture of unexercised options and unvested restricted stock awards and disgorgement of any gains on option awards and restricted stock awards during the previous six months.
Other
Option awards granted under the Omnibus Plan have an exercise price equal to the closing stock price of the underlying shares on the NYSE on the date of grant. Prior to the vesting of restricted stock awards, holders of such awards have all other rights of a stockholder with respect to the shares underlying the award, including, but not limited to, the right to receive cash dividends, if any, and the right to vote the common shares underlying the award at any meeting of our stockholders. All equity award grants to Executive Officers are approved by the Compensation Committee.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2013
The following table provides information regarding outstanding equity awards held by our Executive Officers at December 31, 2013.

Name and Principal Position	Grant Date (1)	Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (2)
John C. Hellmann	2/27/2009	32,669	—	$20.89	2/26/2014	—	$—
President and Chief Executive Officer	5/29/2009	23,372	—	$28.92	5/28/2014	—	—
	8/31/2009	21,577	—	$31.38	8/30/2014	—	—
	11/30/2009	22,059	—	$31.12	11/29/2014	—	—
	2/26/2010	12,712	—	$31.85	2/25/2015	—	—
	5/28/2010	11,250	—	$35.99	5/27/2015	—	—
	8/31/2010	9,566	—	$38.81	8/30/2015	—	—
	11/30/2010	8,188	—	$47.49	11/29/2015	—	—
	2/28/2011	10,302	5,151	$52.09	2/27/2016	1,440	138,312
	5/31/2011	9,512	4,756	$59.35	5/30/2016	1,264	121,407
	8/31/2011	9,836	4,918	$51.94	8/30/2016	1,444	138,696
	11/30/2011	8,342	4,171	$61.07	11/29/2016	1,228	117,949
	2/28/2012	5,222	10,444	$60.54	2/27/2017	2,642	253,764
	5/31/2012	5,678	11,355	$50.11	5/30/2017	3,192	306,592
	8/31/2012	4,745	9,490	$63.56	8/30/2017	2,517	241,758
	11/30/2012	4,128	8,256	$72.95	11/29/2017	2,193	210,638
	2/28/2013	—	11,649	$89.52	2/27/2018	2,761	265,194
	5/31/2013	—	10,866	$89.05	5/30/2018	2,776	266,635
	8/30/2013	—	11,551	$86.58	8/29/2018	2,855	274,223
	11/29/2013	—	10,560	$96.20	11/29/2018	2,570	246,849
		199,158	103,167			26,882	$2,582,017

Name and Principal Position	Grant Date (1)		Option Awards				Stock Awards
			Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (2)
Timothy J. Gallagher	8/31/2009		10,655	—	$31.38	8/30/2014	—	$—
Chief Financial Officer	11/30/2009		10,892	—	$31.12	11/29/2014	—	—
	2/26/2010		5,148	—	$31.85	2/25/2015	—	—
	5/28/2010		4,556	—	$35.99	5/27/2015	—	—
	8/31/2010		3,874	—	$38.81	8/30/2015	—	—
	11/30/2010		3,317	—	$47.49	11/29/2015	—	—
	2/28/2011		3,564	1,782	$52.09	2/27/2016	498	47,833
	5/31/2011		3,291	1,645	$59.35	5/30/2016	437	41,974
	8/31/2011		3,403	1,701	$51.94	8/30/2016	500	48,025
	11/30/2011		2,886	1,443	$61.07	11/29/2016	425	40,821
	2/28/2012		1,861	3,722	$60.54	2/27/2017	942	90,479
	5/31/2012		2,024	4,047	$50.11	5/30/2017	1,138	109,305
	8/31/2012		1,691	3,382	$63.56	8/30/2017	897	86,157
	11/30/2012		1,472	2,942	$72.95	11/29/2017	781	75,015
	2/28/2013		—	4,151	$89.52	2/27/2018	984	94,513
	5/31/2013		—	3,872	$89.05	5/30/2018	989	94,993
	8/30/2013		—	4,116	$86.58	8/29/2018	1,017	97,683
	11/29/2013		—	3,762	$96.20	11/29/2018	916	87,982
			58,634	36,565			9,524	$914,780
David A. Brown	8/31/2012	*	1,386	2,770	$63.56	8/30/2017	734	$70,501
Chief Operating Officer	11/30/2012	*	1,205	2,410	$72.95	11/29/2017	640	61,472
	2/28/2013		1,101	5,659	$89.52	2/27/2018	1,342	128,899
	5/31/2013		1,027	5,279	$89.05	5/30/2018	1,348	129,475
	8/30/2013		—	3,429	$86.58	8/29/2018	848	81,450
	11/29/2013		—	3,137	$96.20	11/29/2018	762	73,190
			4,719	22,684			5,674	$544,987
Allison M. Fergus	5/29/2009		6,677	—	$28.92	5/28/2014	—	$—
General Counsel and Secretary	8/31/2009		6,164	—	$31.38	8/30/2014	—	—
	11/30/2009		6,303	—	$31.12	11/29/2014	—	—
	2/26/2010		2,542	—	$31.85	2/25/2015	—	—
	5/28/2010		2,250	—	$35.99	5/27/2015	—	—
	8/31/2010		1,913	—	$38.81	8/30/2015	—	—
	11/30/2010		1,638	—	$47.49	11/29/2015	—	—
	2/28/2011		1,760	880	$52.09	2/27/2016	246	23,628
	5/31/2011		1,625	812	$59.35	5/30/2016	216	20,747
	8/31/2011		1,680	840	$51.94	8/30/2016	247	23,724
	11/30/2011		1,425	713	$61.07	11/29/2016	210	20,171
	2/28/2012		952	1,904	$60.54	2/27/2017	482	46,296
	5/31/2012		1,035	2,070	$50.11	5/30/2017	582	55,901
	8/31/2012		865	1,730	$63.56	8/30/2017	458	43,991
	11/30/2012		753	1,504	$72.95	11/29/2017	400	38,420
	2/28/2013		—	2,124	$89.52	2/27/2018	503	48,313
	5/31/2013		—	1,981	$89.05	5/30/2018	506	48,601
	8/30/2013		—	2,106	$86.58	8/29/2018	520	49,946
	11/29/2013		—	1,925	$96.20	11/29/2018	469	45,047
			37,582	18,589			4,839	$464,785

Name and Principal Position	Grant Date (1)	Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (2)
Matthew O. Walsh	2/27/2009	12,149	—	$20.89	2/26/2014	—	$—
SVP, Corporate Development	5/29/2009	8,691	—	$28.92	5/28/2014	—	—
	8/31/2009	8,024	—	$31.38	8/30/2014	—	—
	11/30/2009	8,203	—	$31.12	11/29/2014	—	—
	2/26/2010	3,877	—	$31.85	2/25/2015	—	—
	5/28/2010	3,431	—	$35.99	5/27/2015	—	—
	8/31/2010	2,918	—	$38.81	8/30/2015	—	—
	11/30/2010	2,497	—	$47.49	11/29/2015	—	—
	2/28/2011	2,684	1,342	$52.09	2/27/2016	375	36,019
	5/31/2011	2,478	1,239	$59.35	5/30/2016	329	31,600
	8/31/2011	2,563	1,281	$51.94	8/30/2016	376	36,115
	11/30/2011	2,173	1,087	$61.07	11/29/2016	320	30,736
	2/28/2012	1,428	2,856	$60.54	2/27/2017	722	69,348
	5/31/2012	1,553	3,105	$50.11	5/30/2017	873	83,852
	8/31/2012	1,298	2,594	$63.56	8/30/2017	688	66,082
	11/30/2012	1,129	2,257	$72.95	11/29/2017	600	57,630
	2/28/2013	—	3,185	$89.52	2/27/2018	755	72,518
	5/31/2013	—	2,971	$89.05	5/30/2018	759	72,902
	8/30/2013	—	3,159	$86.58	8/29/2018	781	75,015
	11/29/2013	—	2,889	$96.20	11/29/2018	702	67,427
		65,096	27,965			7,280	$699,244

(1)
All option and restricted stock awards were granted under the Omnibus Plan. Awards generally vest over three years following the date of grant on the anniversary of the first quarterly grant for such year. The vesting schedule for the option and restricted stock awards are set forth below. For additional information on the acceleration of vesting, see “Narrative Disclosure to the Summary Compensation Table and 2013 Grants of Plan-Based Awards Table” and “Potential Payments upon Termination, Change of Control and Other Events.”

Grant Date		Vesting schedule
2/27/2009		1/3 vested each year for three years on the anniversary of the date of grant.
5/29/2009		1/3 vested each year for three years on February 27, 2010, 2011, 2012.
8/31/2009		1/3 vested each year for three years on February 27, 2010, 2011, 2012.
11/30/2009		1/3 vested each year for three years on February 27, 2010, 2011, 2012.
2/26/2010		1/3 vested each year for three years on the anniversary of the date of grant.
5/28/2010		1/3 vested each year for three years on February 26, 2011, 2012, 2013.
8/31/2010		1/3 vested each year for three years on February 26, 2011, 2012, 2013.
11/30/2010		1/3 vested each year for three years on February 26, 2011, 2012, 2013.
2/28/2011		1/3 vests each year for three years on the anniversary of the date of grant.
5/31/2011		1/3 vests each year for three years on February 28, 2012, 2013, 2014.
8/31/2011		1/3 vests each year for three years on February 28, 2012, 2013, 2014.
11/30/2011		1/3 vests each year for three years on February 28, 2012, 2013, 2014.
2/28/2012		1/3 vests each year for three years on the anniversary of the date of grant.
5/31/2012		1/3 vests each year for three years on February 28, 2013, 2014, 2015.
8/31/2012		1/3 vests each year for three years on February 28, 2013, 2014, 2015.
8/31/2012	*	1/3 vests each year for three years on August 31, 2013, 2014, 2015.
11/30/2012		1/3 vests each year for three years on February 28, 2013, 2014, 2015.
11/30/2012	*	1/3 vests each year for three years on August 31, 2013, 2014, 2015.
2/28/2013		1/3 vests each year for three years on the anniversary of the date of grant.
5/31/2013		1/3 vests each year for three years on February 28, 2014, 2015, 2016.
8/30/2013		1/3 vests each year for three years on February 28, 2014, 2015, 2016.
11/29/2013		1/3 vests each year for three years on February 28, 2014, 2015, 2016.

(2)	The market value of stock awards that have not vested was calculated using the closing stock price of our stock on the NYSE on December 31, 2013 of $96.05.

*	Due to the commencement of Mr. Brown’s employment in July 2012, the awards made to Mr. Brown on August 31, 2012 and November 30, 2012 will vest in three equal installments, beginning August 31, 2013.

2013 OPTION EXERCISES AND STOCK VESTED
The following table provides information regarding the amounts received by each Executive Officer upon exercise of options or the vesting of restricted stock during the year ended December 31, 2013.

	Option Awards		Stock Awards
Name and Principal Position	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (2)
John C. Hellmann	48,084	$2,506,262	22,612	$1,997,329
President and Chief Executive Officer
Timothy J. Gallagher	27,673	$1,739,433	7,496	$660,147
Chief Financial Officer
David A. Brown	—	$—	1,212	$104,935
Chief Operating Officer
Allison M. Fergus	9,333	$702,806	3,733	$328,802
General Counsel and Secretary
Matthew O. Walsh	22,791	$1,179,635	5,672	$499,550
SVP, Corporate Development

(1)
Option award value realized on exercise was calculated by multiplying the number of shares acquired upon exercise by the closing price of our stock on the NYSE on the exercise date and then deducting the aggregate exercise price of the option awards.

(2)	Stock award value realized on vesting was calculated by multiplying the number of shares acquired upon vesting by the closing price of our stock on the NYSE on the vesting date.
2013 PENSION BENEFITS
None of our Executive Officers participate in a plan that provides specified retirement payments or benefits.
2013 NONQUALIFIED DEFERRED COMPENSATION (1)
The following table provides information regarding contributions, earnings and balances for our Executive Officers under our nonqualified Deferred Compensation Plan (“DCP”) for the year ended December 31, 2013.

Name and Principal Position	Registrant Contributions in Last Fiscal Year (2)	Aggregate Earnings in Last Fiscal Year (3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End (4)
John C. Hellmann	$136,573	$431,565	$—	$2,098,601
President and Chief Executive Officer
Timothy J. Gallagher	$83,945	$116,708	$—	$852,633
Chief Financial Officer
David A. Brown (5)	$—	$—	$—	$—
Chief Operating Officer
Allison M. Fergus	$44,574	$46,487	$—	$297,318
General Counsel and Secretary
Matthew O. Walsh	$40,118	$69,330	$—	$339,480
SVP, Corporate Development

(1)
The DCP was implemented in 2004 and allows certain employees, including the Executive Officers, to defer receipt of their salary and/or bonus payments into accounts that mirror gains and/or losses of several different investment funds we have selected. The investment funds offered are similar but not identical to those offered under our 401(k) Plan. The DCP does not offer above market or preferential interest rate returns or permit participants to defer their cash compensation into our Class A Common Stock. Participant deferrals must be elected annually, with limits of 50% on base salary and 100% on bonus payments with a minimum aggregate deferral of $2,000. Investment choices may be reallocated on a daily basis, but if selections are not made, the amounts deferred will automatically be allocated to the lowest-risk fund. Accounts are adjusted daily based on the performance of each measurement fund that is selected for the participant’s account, and the account is 100% vested at the time of deferral. The DCP also allows for Company contributions and is the instrument used to allow Company and executive contributions into the Defined Contribution Accounts, as discussed below. The Defined Contribution Accounts are intended to provide, upon the executive’s retirement, a target benefit amount equal to a 20-year annuity with payments equivalent to 38% of the estimated final five-year average cash compensation (based on salary and target bonus objectives) of the participating executive, assuming retirement at age 65. Company contributions are funded into a rabbi trust (a grantor trust in which the grantor is the Company and the beneficiary is the executive) through investments in corporate-owned life insurance. Investments in the rabbi trust remain subject to claims from the Company’s general creditors. Contributions credited to an executive’s account are invested as the participant directs among the investment funds available from time to time under the DCP. Annual amounts credited to an executive’s account vest at the rate of 20% per year, subject to acceleration of vesting in the event of a change of control, death or disability, each as defined under the DCP. The Company reserves the right to change its contribution to an executive’s account from time to time, in such amount as it may determine, as a result of changes in specified assumptions. Participant deferral elections are irrevocable and cannot be changed during the plan year. However, there are circumstances, such as an unforeseeable financial emergency, that can be considered for suspending a participant’s current deferral election. The benefit distribution date selected may be either (1) separation of service, (2) the attainment of whatever age specified, (3) the earlier of (a) separation of service or (b) the attainment of whatever age specified, or (4) the later of (a) separation of service or (b) the attainment of whatever age specified. If a distribution date is not specified, the benefit distribution date will be the date of separation of service. The form of payment selected for an employee’s distribution is either a lump sum or annual installments over any period an employee elects, not to exceed 15 years. No withdrawals or distributions were made in 2013.

(2)
The amounts represent the Company contributions into the Defined Contribution Accounts for Messrs. Hellmann, Gallagher and Walsh and Ms. Fergus. The Company’s contributions into these Executive Officers’ Defined Contribution Accounts are reflected in the “Summary Compensation Table” in the All Other Compensation column. The contributions for Messrs. Hellmann, Gallagher and Walsh and Ms. Fergus vest proportionately over a five-year period, subject to acceleration of vesting in the event of a change of control, death or disability, each as defined under the DCP. For additional information on the DCP see “Executive Compensation–Compensation Discussion and Analysis–Other Compensation—Deferred Compensation Plan.”

(3)
Earnings on the Company contributions made on behalf of Messrs. Hellmann, Gallagher and Walsh and Ms. Fergus vest over a five-year period, or earlier upon a change of control, death, disability, or eligibility of retirement, each as defined under the DCP. While the contribution amounts for Messrs. Hellmann, Gallagher and Walsh and Ms. Fergus are reported in the “Summary Compensation Table,” the earnings for the Executive Officers are not, because all earnings in the DCP Accounts are not considered above market or preferential. Earnings are calculated based on the performance of some or all of the following funds selected by Executive Officers (with their respective yields for fiscal year 2013): Janus Aspen Series Enterprise Portfolio (15.86%), Pacific Life Cash Management (12.72%), Oppenheimer Emerging Markets (11.67%), BlackRock Equity Index (11.18%), NFJ Small-Cap Value (7.37%), PIMCO Managed Bond (6.69%), Pacific Life High Yield Bond (6.36%), Capital Research American Fund Growth (5.93%), Frontier Capital Appreciation (4.94%), PIMCO Inflation Managed (4.37%), FMR Co Inc Fidelity VIP Contrafund (3.90%), Van Eck Worldwide Hard Assets (3.50%), Janus Aspen Series Overseas Portfolio Service Shares (2.59%), Morgan Stanley Real Estate (1.15%), Iridian Asset Management Business Opportunity Value (1.11%) and Brandes International Equity (0.66%).

(4)
Amounts represent the balance of the Executive Officer’s individual account as of December 31, 2013. As of December 31, 2013, the vested portion of Mr. Hellmann’s aggregate balance was $1,800,513, a portion of which represents Mr. Hellmann’s personal contributions in previous years, which were immediately vested. As of December 31, 2013, the vested portion of Mr. Gallagher, Ms. Fergus and Mr. Walsh’s accounts were $660,223, $188,968 and $237,949, respectively. The following table provides information regarding contributions reported in a Summary Compensation Table for previous years:

Name	Amounts Previously Reported in a Summary Compensation Table
John C. Hellmann	$1,133,481
Timothy J. Gallagher	$494,249
David A. Brown	$—
Allison M. Fergus	$170,973
Matthew O. Walsh	$—

(5)	The Company does not contribute to a Defined Contribution Account for Mr. Brown as a result of Mr. Brown’s legacy pension entitlements from a prior employer.

POTENTIAL PAYMENTS UPON TERMINATION, CHANGE OF CONTROL AND OTHER EVENTS
Payments upon Change of Control
The continuity agreements with each of our Executive Officers provide that upon termination of their employment without cause or resignation for good reason within two years following a change of control, (1) Messrs. Hellmann, Gallagher and Walsh and Ms. Fergus will receive a cash severance amount equal to three times the sum of their current salary plus target annual incentive compensation for that year plus their accrued but unpaid base salary and annual incentive compensation, and (2) Mr. Brown will receive a cash severance amount equal to two times the sum of his current salary plus target annual incentive compensation for that year plus his accrued but unpaid base salary and annual incentive compensation.
A change of control is deemed to occur if (A) a person or outside group becomes a beneficial owner directly or indirectly of 35% or more of the combined voting power change of control the Company’s then outstanding securities, unless the combined voting power of the Company’s founder and Executive Officers or a group including the founder and Executive Officers exceeds 35% of the combined voting power of the Company’s then outstanding securities and remains the person or group with beneficial ownership of the largest percentage of combined voting power of the Company’s then outstanding securities, (B) a merger of the Company that results in the stockholders of the Company owning less than 51% of the shares of the continuing or resulting company, a sale of 51% or greater of the Company’s assets, or a liquidation or dissolution of the Company occurs, or (C) our incumbent Board members (or persons recommended or approved by at least 2/3 of them) cease to be a majority of the board of directors of any successor of the Company during a 12-month period.
In addition, in the event of a change of control, the acceleration provisions of the DCP and the award agreements under the Omnibus Plan provide for specified payments or benefits. In the event of a change of control under our DCP, participants are entitled to acceleration of unvested account balances, subject to the limitations of Section 280G of the IRC. Pursuant to the award agreements for options and restricted stock awards to Executive Officers, the unvested portions of all such awards immediately vest and become exercisable upon a change of control.
In addition, upon termination without cause or resignation for good reason within two years following a change of control, all unvested stock options and restricted stock holdings immediately become vested, and any unvested balance under the DCP is accelerated to the extent such acceleration does not take place earlier under the applicable plan documents.
Resignation for good reason by an executive occurs if (1) the executive’s duties, titles or responsibilities decrease after a change of control, (2) the executive’s base salary, annual incentive compensation target or annual equity compensation target is decreased after a change of control, (3) the executive’s work location changes to a different location more than 35 miles from his or her prior work location after a change of control or (4) the successor company fails to assume and perform the provisions under the continuity agreements. An executive can be terminated for cause upon the occurrence of (A) the willful and continued failure to perform substantially all of the executive’s duties, (B) dishonesty in the performance of the executive’s duties, (C) the executive’s conviction or plea of guilty, or nolo contendere, to a crime constituting a felony or a misdemeanor involving fraudulent conduct or moral turpitude, (D) the executive’s willful malfeasance or willful misconduct in connection with the executive’s duties or any act or omission that is injurious to the financial condition or reputation of the Company or (E) the executive’s breach of the confidentiality or non-solicitation of employees and customers obligations contained in the continuity agreements.

As of December 31, 2014, the Company will conditionally pay the 20% excise tax for excess parachute payments and will gross up the resulting income tax due for Messrs. Hellmann and Gallagher if their change of control payment is more than 10% above the safe harbor limit of three times the base amount under Section 280G of the IRC. The base amount is generally defined as the average W-2 earnings of the executive in the last five years. A change of control payment that is up to 10% above the safe harbor limit will not result in payment of the excise tax and tax gross up, but instead will result in a reduction of the payment to the safe harbor limit less one dollar. Ms. Fergus and Messrs. Brown and Walsh are not provided conditional payments of the excise tax for excess parachute payments and resulting income tax but are entitled to receive the greater of the after-tax change of control payment, including their payment of the 20% excise tax for excess parachute payments, or the after tax safe harbor limit less one dollar. This election is referred to as the “Adjustment for Best After-Tax Provision” in the table below.
The payments set forth below assume that the applicable triggering event or events occurred on December 31, 2013 and include amounts received by each Executive Officer in the event of a change of control and in the event of a change of control followed by termination. For purposes of calculating the Executive Officers’ potential excess parachute payment excise taxes and corresponding gross-up payments to the Executive Officers, the payments set forth below also assume that all severance payments would be treated as potential parachute payments under Section 280G of the IRC, without reducing the parachute payment calculations to reflect amounts that constitute reasonable compensation for services actually rendered by the Executive Officers or in consideration of their respective agreements not to engage in certain types of competitive activity following their termination of employment. Actual calculations of the Executive Officers’ parachute payments, excise tax obligations and corresponding gross up payments, if any, would need to be made based on the actual facts and circumstances existing at the time of the Executive Officers’ termination of employment.

Name/Event	Cash Severance Payment (1)	Acceleration of Unvested DCP Amounts	Acceleration of Unvested Options (2)	Acceleration of Unvested Restricted Stock (3)	Total Payment Before Applying Tax Gross-Up Provisions	Adjustment for Best After-Tax Provision (4)	Payment of Excise Tax and Tax Gross Up (5)	Total
John C. Hellmann
Change of Control (6)	$—	$105,393	$2,416,921	$2,582,176	$5,104,490	N/A	$—	$5,104,490
Change of Control Followed by Termination (7)	$5,335,187	$105,393	$2,416,921	$2,582,176	$10,439,677	N/A	$—	$10,439,677
Timothy J. Gallagher
Change of Control (6)	$—	$71,985	$853,408	$914,812	$1,840,205	N/A	$—	$1,840,205
Change of Control Followed by Termination (7)	$2,345,148	$71,985	$853,408	$914,812	$4,185,353	N/A	$—	$4,185,353
David A. Brown
Change of Control (6)	$—	$—	$252,069	$544,988	$797,057	$—	N/A	$797,057
Change of Control Followed by Termination (7)	$1,427,439	$—	$252,069	$544,988	$2,224,496	$—	N/A	$2,224,496
Allison M. Fergus
Change of Control (6)	$—	$39,561	$431,820	$464,818	$936,199	$—	N/A	$936,199
Change of Control Followed by Termination (7)	$1,787,365	$39,561	$431,820	$464,818	$2,723,564	$(124,959)	N/A	$2,598,605
Matthew O. Walsh
Change of Control (6)	$—	$34,843	$650,981	$699,244	$1,385,068	$—	N/A	$1,385,068
Change of Control Followed by Termination (7)	$1,778,798	$34,843	$650,981	$699,244	$3,163,866	$—	N/A	$3,163,866

(1)
The cash severance payment is calculated by adding the 2013 accrued but unpaid annual incentive to either three times the sum of current annual salary plus target annual incentive for each of Messrs. Hellmann, Gallagher and Walsh and Ms. Fergus, or two times the sum of current annual salary plus target annual incentive for Mr. Brown.

(2)
The value of the accelerated vesting of stock options is calculated by multiplying the number of unvested stock options by the difference between the closing stock price of our stock on the NYSE on December 31, 2013 of $96.05 and the exercise price of the stock option.

(3)
The value of the accelerated vesting of restricted stock is calculated by multiplying the number of unvested shares of restricted stock by the closing stock price of our stock on the NYSE on December 31, 2013 of $96.05.

(4)
Mr. Brown’s after-tax change of control payment, including his payment of the 20% excise tax, would be greater than the after-tax payment of the safe harbor limit less one dollar and thus is not reduced. Ms. Fergus’ after-tax change of control payment, including her payment of the 20% excise tax, would be less than the after-tax payment of the Section 280G safe harbor limit less one dollar, and her payment is therefore reduced by $124,959. Mr. Walsh’s total payment before applying tax gross-up provisions is within the Section 280G safe harbor limit and will not result in the payment of the excise tax. A personal federal tax rate of 45%, 41% and 46% was used in calculating the after-tax amounts for Ms. Fergus and Messrs. Brown and Walsh, respectively.

(5)
Mr. Hellmann and Mr. Gallagher’s gross payments would be less than the Section 280G safe harbor limit. Therefore, the Company would not have to pay the 20% excise tax and income taxes related to the excise tax.

(6)
Represents payments under the provisions of the DCP, if applicable, and equity award agreements under the Omnibus Plan, which provide for payments upon a change of control exclusive of our continuity agreements. In the event of a change of control under our DCP, participants are entitled to acceleration of unvested account balances, subject to the Section 280G safe harbor provisions. In addition, pursuant to the award agreements for options and restricted stock awards to Executive Officers, the unvested portions of all such awards immediately vest and become exercisable upon a change of control.

(7)
Represents payments under the continuity agreements in the event of a change of control followed by termination without cause or resignation for good reason by the executive within two years of the change of control.

Payments in the Event of Retirement, Death, or Disability
Messrs. Hellmann, Gallagher and Walsh and Ms. Fergus are entitled to receive accelerated vesting of their DCP accounts in the event of death or disability, pursuant to the DCP provisions. We have provided the DCP benefit to these Executive Officers in consideration of their role in the organization and as an incentive for their continued service. Assuming a December 31, 2013 death or disability, Messrs. Hellmann, Gallagher and Walsh and Ms. Fergus would be entitled to the acceleration of unvested DCP account balances, subject to the Section 280G safe harbor provisions, of $105,393, $71,985, $34,843 and $39,561, respectively. In the event of retirement at December 31, 2013, none of the participating Executive Officers are entitled to acceleration of unvested DCP balances. For additional information, see “2013 Nonqualified Deferred Compensation” above.
April 2014 Modifications
The above two sections do not reflect the April 2014 changes to the continuity agreements for Messrs. Hellmann and Gallagher or the modifications to the equity award provisions for the Executive Officers and Mr. Hellmann described in more detail under “Narrative Disclosure to the Summary Compensation Table and the 2013 Grants of Plan-Based Awards Table—Terms of Equity Based Awards—Forfeiture” and “2014 Compensation Program Updates.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table and related footnotes set forth as of April 1, 2014 (except to the extent indicated in the footnotes to the table below) certain information concerning beneficial ownership of our stock held by (1) each stockholder known to us to own beneficially more than 5% of any class of our voting stock, (2) each of our directors and each director nominee, (3) each of our named executive officers, and (4) all of our directors and named executive officers as a group. We have calculated beneficial ownership in accordance with the rules of the SEC. Unless otherwise indicated below in the footnotes to the table, each stockholder named in the table has sole voting and investment power with respect to all shares shown as beneficially owned by that stockholder, and the designated address of each individual listed in the table is as follows: Genesee & Wyoming Inc., 20 West Avenue, Darien, Connecticut 06820. We have omitted percentages of less than 1.0% from the table. Unless otherwise indicated, all options to purchase shares of Class A Common Stock, restricted shares, restricted stock units and DSUs were issued pursuant to the Omnibus Plan. Class A Common Stock that can be acquired upon conversion of Class B Common Stock are not included in the Class A Common Stock numbers set forth in the table below.

	Class A Common Stock Beneficially Owned		Class B Common Stock Beneficially Owned		Percent of Vote (1)
Name and Address of Beneficial Owner	No. of Shares	Percent of Class	No. of Shares	Percent of Class
Directors and Nominees
Mortimer B. Fuller III (2)	38,909	*	958,621	59.58%	14.12%
John C. Hellmann (3)	556,387	1.06%	1,872	*	*
Philip J. Ringo (4)	133,263	*	93,200	5.79%	1.56%
Robert M. Melzer (5)	105,350	*	—	—	*
Mark A. Scudder (6)	39,075	*	—	—	*
Øivind Lorentzen III (7)	32,423	*	—	—	*
Michael Norkus (8)	14,385	*	—	—	*
Richard H. Bott (9)	8,212	*	—	—	*
Richard H. Allert (10)	5,361	*	—	—	*
Ann N. Reese (11)	5,007	*	—	—	*
Other Named Executive Officers
Timothy J. Gallagher (12)	142,291	*	—	—	*
Matthew O. Walsh (13)	124,550	*	—	—	*
Allison M. Fergus (14)	79,378	*	—	—	*
David A. Brown (15)	16,615	*	—	—	*
All Directors and Executive Officers as a Group (14 persons) (16)	1,309,819	2.49%	1,053,693	65.49%	17.24%
Significant Stockholders
Louis S. Fuller (17)	268,365	*	459,004	28.53%	7.13%
Baron Capital Group, Inc. (18)	4,010,604	7.70%	—	—	5.88%
767 Fifth Avenue New York, New York 10153
The Vanguard Group (19)	3,006,202	5.77%	—	—	4.41%
100 Vanguard Boulevard Malvern, Pennsylvania 19355
BlackRock, Inc. (20)	2,959,404	5.68%	—	—	4.34%
40 East 52nd Street New York, New York 10022

*	Represents less than 1%.

(1)
Reflects the voting power of the outstanding share holdings shown on the table as a result of the fact that Class A Common Stock is entitled to one vote per share and Class B Common Stock is entitled to ten votes per share.

(2)
The amounts shown include: (1) 951 shares of Class A Common Stock owned by Mr. Fuller individually; (2) 1,772 shares of Class A Common Stock represented by restricted stock; (3) 4,730 shares of Class A Common Stock that may be received for DSUs; (4) 31,230 shares of Class A Common Stock held by two trusts one of which Mr. Fuller is the trustee and the other of which Mr. Fuller is the investment trustee; (5) 226 shares of Class A Common Stock held by Mr. Fuller’s wife, as to which shares Mr. Fuller disclaims beneficial ownership; (6) 901,873 shares of Class B Common Stock owned by Mr. Fuller individually; (7) 54,000 shares of Class B Common Stock held by three trusts of which Mr. Fuller is the trustee; and (8) 2,748 shares of Class B Common Stock held by Mr. Fuller’s wife, as to which shares Mr. Fuller disclaims beneficial ownership.

(3)
The amounts shown include: (1) 264,314 shares of Class A Common Stock owned by Mr. Hellmann individually; (2) 220,134 shares of Class A Common Stock that may be purchased pursuant to options exercisable within 60 days; (3) 16,384 shares of Class A Common Stock represented by restricted stock; (4) 55,555 shares of Class A Common Stock held by a trust of which Mr. Hellmann is the investment trustee; and (5) 1,872 shares of Class B Common Stock owned by Mr. Hellmann individually. The number of shares in the table includes 264,314 shares of Class A Common Stock held in a brokerage account pledged as collateral for a personal credit facility.

(4)
The amounts shown include: (1) 36,656 shares of Class A Common Stock owned by Mr. Ringo individually; (2) 59,816 shares of Class A Common Stock that may be received for DSUs; (3) 820 shares of Class A Common Stock represented by restricted stock; (4) 35,971 shares of Class A Common Stock held in a trust for a family member of Mr. Fuller of which Mr. Ringo is the trustee, as to which shares he disclaims beneficial ownership; and (5) 93,200 shares of Class B Common Stock held in three trusts for three family members of Mr. Fuller of which Mr. Ringo is the trustee, as to which shares he disclaims beneficial ownership.

(5)
The amount shown includes: (1) 46,099 shares of Class A Common Stock owned by Mr. Melzer individually; (2) 11,250 shares of Class A Common Stock held by a self-directed IRA; (3) 46,229 shares of Class A Common Stock that may be received for DSUs; and (4) 1,772 shares of Class A Common Stock represented by restricted stock.

(6)
The amount shown includes: (1) 37,065 shares of Class A Common Stock owned by Mr. Scudder individually; (2) 1,190 shares of Class A Common Stock that may be received for DSUs; and (3) 820 shares of Class A Common Stock represented by restricted stock.

(7)
The amount shown includes: (1) 18,116 shares of Class A Common Stock owned by Mr. Lorentzen individually; (2) 13,487 shares of Class A Common Stock that may be received for DSUs; and (3) 820 shares of Class A Common Stock represented by restricted stock.

(8)
The amount shown includes: (1) 6,559 shares of Class A Common Stock owned by Mr. Norkus individually; (2) 6,294 shares of Class A Common Stock that may be received for DSUs; and (3) 1,532 shares of Class A Common Stock represented by restricted stock.

(9)
The amount shown includes: (1) 6,033 shares of Class A Common Stock owned by Mr. Bott individually; (2) 1,359 shares of Class A Common Stock that may be received for DSUs; and (3) 820 shares of Class A Common Stock represented by restricted stock.

(10)
The amount shown includes: (1) 1,531 shares of Class A Common Stock owned by Mr. Allert individually; (2) 3,064 shares of Class A Common Stock that may be received for DSUs; and (3) 766 shares of Class A Common Stock represented by restricted stock units that vest within 60 days.

(11)
The amount shown includes: (1) 1,426 shares of Class A Common Stock owned by Ms. Reese individually; (2) 2,869 shares of Class A Common Stock that may be received for DSUs; and (3) 712 shares of Class A Common Stock represented by restricted stock.

(12)
The amount shown includes: (1) 59,225 shares of Class A Common Stock owned by Mr. Gallagher individually; (2) 77,552 shares of Class A Common Stock that may be purchased pursuant to options exercisable within 60 days; and (3) 5,514 shares of Class A Common Stock represented by restricted stock.

(13)
The amount shown includes: (1) 61,414 shares of Class A Common Stock owned by Mr. Walsh individually; (2) 67,370 shares of Class A Common Stock that may be purchased pursuant to options exercisable within 60 days; and (3) 4,379 shares of Class A Common Stock represented by restricted stock. The number of shares in the table includes 52,801 shares of Class A Common Stock held in a brokerage account pledged as collateral for a personal credit facility.

(14)
The amount shown includes: (1) 29,003 shares of Class A Common Stock owned by Ms. Fergus individually; (2) 47,144 shares of Class A Common Stock that may be purchased pursuant to options exercisable within 60 days; and (3) 3,231 shares of Class A Common Stock represented by restricted stock.

(15)
The amount shown includes: (1) 1,999 shares of Class A Common Stock owned by Mr. Brown individually; (2) 9,137 shares of Class A Common Stock that may be purchased pursuant to options exercisable within 60 days; and (3) 5,479 shares of Class A Common Stock represented by restricted stock.

(16)
See footnotes 2 through 15 to this table. The amounts shown include: (1) 704,623 shares of Class A Common Stock owned individually, by a spouse individually or in a self directed IRA, including 122,756 shares of Class A common Stock which are held in trusts; (2) 421,337 shares of Class A Common Stock that may be purchased pursuant to options exercisable within 60 days; (3) 1,053,693 shares of Class B Common Stock owned individually or by a spouse individually, including 147,200 shares of Class B Common Stock which are held in trusts; (4) 44,055 shares of Class A Common Stock represented by restricted stock; (5) 766 shares of Class A Common Stock represented by restricted stock units that vest within 60 days; and (6) 139,038 shares of Class A Common Stock that may be received for DSUs.

(17)
The amounts shown include: (1) 71,845 shares of Class A Common Stock held by a trust of which Mr. Louis Fuller is the trustee; (2) 196,520 shares of Class A Common Stock held by multiple grantor retained annuity trusts each of which Mr. Fuller is the trustee; (3) 370,004 shares of Class B Common Stock held by multiple grantor retained annuity trusts, each of which Mr. Fuller is the trustee; and (4) 89,000 shares of Class B Common Stock held by a family trust, of which Mr. Fuller is the trustee.

(18)
The amount and percentage shown solely with respect to the Class A Common Stock and the information contained in this footnote are based on a Schedule 13G/A filed by Baron Capital Group, Inc. (“BCG”) on February 14, 2014. BCG has shared voting power with respect to 3,573,604 shares of Class A Common Stock and shared dispositive power with respect to 4,010,604 shares of Class A Common Stock. According to their joint Schedule 13G/A, BAMCO, Inc. has shared voting power with respect to 3,215,950 shares of Class A Common Stock and shared dispositive power with respect to 3,652,950 shares of Class A Common Stock; Baron Capital Management, Inc. has shared voting and shared dispositive power with respect to 357,654 shares of Class A Common Stock; Baron Growth Fund has shared voting and shared dispositive power with respect to 2,000,000 shares of Class A Common Stock; and Ronald Baron has shared voting power with respect to 3,573,604 shares of Class A Common Stock and shared dispositive power with respect to 4,010,604 shares of Class A Common Stock.

(19)
The amount and percentage shown solely with respect to the Class A Common Stock and the information contained in this footnote are based on a Schedule 13G/A filed by The Vanguard Group (“Vanguard”) on February 11, 2014. Vanguard has sole voting power with respect to 31,286 shares of Class A Common Stock, sole dispositive power with respect to 2,978,716 shares of Class A Common Stock and shared dispositive power with respect to 27,486 shares of Class A Common Stock.

(20)
The amount and percentage shown solely with respect to the Class A Common Stock and the information contained in this footnote are based on a Schedule 13G filed by BlackRock, Inc. (“BlackRock”) on January 29, 2014. BlackRock has sole voting power with respect to 2,789,036 shares of Class A Common Stock and sole dispositive power with respect to 2,959,404 shares of Class A Common Stock.

PROPOSAL TWO:
NON-BINDING, ADVISORY VOTE ON EXECUTIVE COMPENSATION
In response to the preference expressed by a majority of our stockholders at our 2011 Annual Meeting of Stockholders, the Company determined in May 2011 that it would hold a vote on the compensation of its named executive officers every three years. Accordingly, pursuant to Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act) and the related rules of the SEC, we are including in these Proxy Materials a separate resolution subject to stockholder vote to approve, in a non-binding, advisory vote, the compensation paid to our named executive officers as disclosed under pages 26 to 57 (a “say-on-pay” vote). The Company expects to hold its next say-on-pay vote at its 2017 Annual Meeting of Stockholders.
While the results of the vote are non-binding and advisory in nature, the Board and the Compensation Committee value the opinions of our stockholders and intend to carefully consider the results of this vote when making future compensation decisions for our named executive officers.
The language of the resolution is as follows:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and any related narrative discussion, is hereby APPROVED.”
The executive compensation program for our named executive officers is based on the Company’s compensation philosophy, which seeks to reward safe operations that deliver both profitable annual results and long-term increases in stockholder value as reflected in the Company’s stock price. The Compensation Committee believes the compensation paid to each of our named executive officers is reasonable and that the structure of our executive compensation program, which more heavily weights executive compensation to reward the creation of long-term stockholder value rather than short-term financial performance, is appropriate.
Stockholders are urged to read the “Compensation Discussion and Analysis” section of this proxy statement, which discusses in detail how our compensation policies and procedures implement our compensation philosophy and drive shareholder value. In determining how to vote, stockholders should consider the Company’s record financial results and stock price performance over time, as well as the Company’s favorable pay practices. Highlights, which include the impact of acquisitions, are as follows:
Company Performance:

•	For the one year period ended December 31, 2013:
◦Operating Revenues increased 79%, from $874.9 million in 2012 to $1.57 billion in 2013.
◦Diluted Earnings per Common Share (EPS) increased 370%, from $1.02 in 2012 (with 51.3 million average shares outstanding) to $4.79 in 2013 (with 56.7 million average shares outstanding). Adjusted Diluted EPS increased 50% from $2.53 in 2012 (with 51.3 million average shares outstanding) to $3.80 in 2013 (with 56.7 million average shares outstanding).*
◦Free Cash Flow increased from $33.2 million in 2012 to $217.6 million in 2013. Before investments in equipment and facilities to support new business, Free Cash Flow increased from $135.0 million in 2012 to $251.8 million in 2013.*
◦The Company’s stock price increased 26%, from $76.08 on December 31, 2012 to $96.05 on December 31, 2013.

•	For the three year period ended December 31, 2013:
◦Operating Revenues increased 149%, from $630.2 million in 2010 to $1.57 billion in 2013, a compound annual growth rate of 36%.
◦Diluted EPS increased 147%, from $1.94 in 2010 (with 41.9 million average shares outstanding) to $4.79 in 2013 (with 56.7 million average shares outstanding). Adjusted Diluted EPS increased 104% from $1.86 in 2010 (with 41.9 million average shares outstanding) to $3.80 in 2013 (with 56.7 million average shares outstanding).*

◦Free Cash Flow increased from $120.3 million in 2010 to $217.6 million in 2013. Before investments in equipment and facilities to support new business, Free Cash Flow increased from $120.3 million in 2010 to $251.8 million in 2013.*
◦The Company’s stock price increased 81%, from $52.95 on December 31, 2010 to $96.05 on December 31, 2013, a compound annual growth rate of 22%.
Favorable Pay Practices:
•Nearly 75% of our CEO’s compensation was tied to Company and individual performance.
• A significant portion of each Executive Officer’s compensation is based on performance as measured against pre-determined goals under the GVA methodology such as our after-tax operating profit (less a capital charge) and safety results (derived from ratios of the number of reportable injuries to man hours worked, as defined by the Federal Railroad Administration).
•A significant portion of an Executive Officer’s compensation is tied to the Company’s stock performance. For example, in 2013, the CEO’s cash compensation (base salary and annual incentive compensation) and equity compensation (stock options and restricted stock) represented 39% and 58%, respectively, of the CEO’s total compensation.
•Our equity plans prohibit repricing and backdating and contain confidentiality and non-compete obligations that protect the Company and stockholders.
•We minimize risk-taking incentives in our executive compensation programs by putting caps and carry forwards (including negative amounts) on the amounts that can be paid under our GVA methodology.
We believe that the information provided in this proxy statement demonstrates that our executive compensation program is designed appropriately to attract and retain talented executives and to align our executives’ interests with our stockholders’ interests.
The Board of Directors unanimously recommends a vote FOR approval of the compensation paid to our named executive officers.

————————————————
*For a reconciliation to GAAP financial measures, see “Reconciliation of Non-GAAP Financial Measures” on pages 68-70 of this Proxy Statement.

PROPOSAL THREE:
RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS
PwC served as our independent registered public accounting firm for our fiscal year ended December 31, 2013. In addition to the audit of the 2013 financial statements, the Audit Committee engaged PwC to perform certain other services for which it was paid fees. PwC has served as our independent registered public accounting firm since 2002. Our Audit Committee has selected PwC as our independent registered public accounting firm for fiscal year 2014, subject to ratification by our stockholders at the annual meeting.
We are asking our stockholders to ratify the selection of PwC as our independent registered public accounting firm for fiscal year 2014. Although ratification is not required by our by-laws or otherwise, the Board is submitting the selection of PwC to our stockholders for ratification because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate practice. In the event that our stockholders fail to ratify the selection, it will be considered as guidance to the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.
One or more representatives of PwC are expected to be present at the annual meeting and are expected to be available to respond to appropriate questions. In addition, the representatives will have the opportunity to make a statement if they so desire.
The Board of Directors unanimously recommends that stockholders vote FOR the ratification of PwC as the Company’s independent registered public accounting firm for its fiscal year 2014.
Principal Accountant Fees and Services
Aggregate fees for professional services rendered to us by PwC for the years ended December 31, 2012 and 2013 were:

	2012 (1)	2013
Audit Fees (2)	$2,020,000	$2,323,000
Audit-Related Fees (3)	944,000	109,000
Tax Fees (4)	6,000	37,000
All Other Fees (5)	48,000	8,000
Total	$3,018,000	$2,477,000

(1)
The amounts for the year ended December 31, 2012 include $860,000 ($430,000 in Audit Fees and $430,000 in Audit-Related Fees) incurred by RailAmerica, Inc. for work performed by PwC for RailAmerica, Inc. in connection with the Company’s acquisition of RailAmerica, Inc., which specifically included the audit of RailAmerica, Inc.’s United States GAAP financial statements.

(2)
Audit fees for the years ended December 31, 2012 and 2013 were for professional services rendered by PwC for the audits of the consolidated financial statements of the Company, including the audit of internal control over financial reporting, statutory audits and assistance with review of documents filed with the SEC, and the year ended December 31, 2012 also included an audit of RailAmerica, Inc.’s financial statements to support the equity method of earnings reported by the Company.

(3)
Audit-Related fees for the year ended December 31, 2012 were for audit, assurance and related services by PwC related to RailAmerica, Inc.’s stand-alone financial statements, due diligence for mergers and acquisitions, accounting consultations in connection with acquisitions and consultations concerning financial accounting and reporting standards. Audit-Related fees for the year ended December 31, 2013 were for audit, assurance and related services by PwC primarily related to the secondary offering of the Company’s Class A Common Stock.

(4)	Tax fees for the years ended December 31, 2012 and 2013 were for professional services by PwC related to tax compliance, tax planning and tax advice.

(5)
All other fees for the years ended December 31, 2012 and 2013 were for products and services provided by PwC related to a license agreement for accounting research software. All other fees for the year-ended December 31, 2012 also included statutory financial statement presentation software.

Our Audit Committee has not adopted pre-approval policies and procedures for audit and permitted non-audit services. The engagement of PwC for non-audit accounting and tax services is limited to circumstances where these services are considered integral to the audit services that PwC provides or where there is another compelling rationale for using PwC. All audit, audit-related and permitted non-audit services for which PwC was engaged were pre-approved by the Audit Committee in compliance with applicable SEC requirements.

STOCKHOLDER PROPOSALS FOR 2015 ANNUAL MEETING
Under the SEC’s rules and regulations, in order for any stockholder proposal to be included in our proxy statement to be issued in connection with our 2015 annual meeting, that proposal must be received by our Secretary at our executive office currently located at 20 West Avenue, Darien, Connecticut 06820, no later than December 8, 2014. If that proposal is in compliance with all of the requirements of Rule 14a-8 under the Exchange Act, it will be included in the proxy statement and set forth on the proxy card issued for that annual meeting. Pursuant to our by-laws, stockholders may wish to submit proposals at the 2015 annual meeting rather than include such proposals in our proxy materials, but in order for such proposals to be deemed timely, notice of such proposals containing required information must be in writing and be delivered to our Secretary at our principal executive offices no earlier than February 10, 2015, and no later than March 12, 2015. Failure to deliver a proposal in accordance with this procedure may result in it not being timely received.

HOUSEHOLDING OF PROXY MATERIALS
SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single annual report and proxy statement or a single notice addressed to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies. While the Company does not household, a number of brokerage firms with account holders who are Company stockholders household proxy materials, delivering a single set of our Proxy Materials or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker. You can request and the Company will promptly deliver a separate copy of the Proxy Materials or Notice by writing to our Secretary at our principal executive offices, which are located at 20 West Avenue, Darien, Connecticut 06820 or by calling (203) 202-8900.

REPORT OF THE AUDIT COMMITTEE*
The duties and responsibilities of the Audit Committee are set forth in our Audit Committee Charter which can be found on our website at www.gwrr.com/governance. The Audit Committee has:

•
selected PwC as our independent registered public accounting firm to audit and report on our consolidated financial statements as of and for the year ended December 31, 2013 and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2013, based on the criteria established in Internal Control—Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”).

•	reviewed and discussed our audited financial statements for 2013 with management and with PwC, our independent registered public accounting firm;

•
discussed with PwC, our independent registered public accounting firm, the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standards No. 16 “Communications with Audit Committees,” including the quality of the Company’s accounting principles, the reasonableness of management’s significant judgments and the clarity of disclosures in the financial statements; and

•
received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC its independence.

In performing all of these functions, the Audit Committee acts in an oversight capacity. The Audit Committee reviews the Company’s quarterly and annual reports on Form 10-Q and Form 10-K, respectively, prior to filing with the SEC. In its oversight role, the Audit Committee relies on the work and assurances of:

•
the Company’s management, which has the primary responsibility for establishing and maintaining adequate internal control over financial reporting and for preparing the financial statements and other reports; and

•	PwC, which is engaged to audit and report on the consolidated financial statements of the Company and the effectiveness of the Company’s internal control over financial reporting.
Based on the review and discussions referred to above, the Audit Committee recommended to the Board the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for filing with the SEC.
Audit Committee:
Ann N. Reese, Chairman
Richard H. Allert
Robert M. Melzer
Philip J. Ringo
Mark A. Scudder

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Adjusted Net Income and Adjusted Diluted Earnings Per Common Share Description and Discussion
Management views its Net Income and Diluted Earnings Per Common Share (EPS), as important measures of the Company’s operating performance. Because management believes this information is useful for investors in assessing the Company’s financial results compared with the same period in prior years, Net Income and Diluted EPS for the year ended December 31, 2010 used to calculate Adjusted Net Income and Adjusted Diluted EPS are presented excluding net gain on sale of assets, gain on legal settlement, FreightLink acquisition-related costs, the reversal of restructuring charges, financing-related costs, discontinued operations gain from insurance and the short line tax credit for 2010. Net Income and Diluted EPS for the year ended December 31, 2012 used to calculate Adjusted Net Income and Adjusted Diluted EPS, are presented excluding RailAmerica integration and acquisition-related costs, business development and financing costs, acquisition costs incurred by RailAmerica, gain on insurance recoveries, net gain on sale of assets, contract termination expense in Australia and contingent forward sale contract mark-to-market expense. Net Income and Diluted EPS for the year ended December 31, 2013 used to calculate Adjusted Net Income and Adjusted Diluted EPS are presented excluding RailAmerica integration and acquisition-related costs, business development and financing costs, net gain on sale of assets, the retroactive short line tax credit for 2012 and foreign tax credit valuation allowance and are further adjusted to exclude the 2013 short line tax credit. The Adjusted Net Income and Adjusted Diluted EPS presented excluding these effects are not intended to represent, and should not be considered more meaningful than, or as an alternative to, Net Income and Diluted EPS calculated using amounts in accordance with GAAP. Adjusted Net Income and Adjusted Diluted EPS may be different from similarly-titled non-GAAP financial measures used by other companies.
In accordance with Regulation G, the following table sets forth a reconciliation of the Company’s Net Income and Diluted EPS calculated using amounts determined in accordance with GAAP to the Adjusted Net Income and Adjusted Diluted EPS as described above for the years ended December 31, 2010, 2012 and 2013 (in millions except per share amounts):

Year Ended December 31, 2010	Net Income	Diluted shares	Diluted Earnings/ (Loss) Per Common Share Impact
As reported	$81.3	41.9	$1.94
Add back certain items, net of tax:
Net gain on sale of assets	(4.3)		(0.10)
Gain on legal settlement	(5.1)		(0.12)
FreightLink acquisition-related costs	19.2		0.46
Reversal of restructuring charges	(1.5)		(0.04)
Financing-related costs	1.1		0.03
Discontinued operations gain from insurance	(2.8)		(0.07)
Short line tax credit for 2010	(10.2)		(0.24)
As adjusted	$77.7	41.9	$1.86

Year Ended December 31, 2012	Net Income	Diluted shares	Diluted Earnings/ (Loss) Per Common Share Impact
As reported	$52.4	51.3	$1.02
Add back certain items, net of tax:
RailAmerica integration/acquisition costs	21.0		0.41
Business development and financing costs	11.0		0.21
Acquisition costs incurred by RailAmerica	3.5		0.07
Gain on insurance recoveries	(0.5)		(0.01)
Net gain on sale of assets	(8.6)		(0.17)
Contract termination expense in Australia	0.8		0.02
Contingent forward sale contract mark-to-market expense	50.1		0.98
As adjusted	$129.7	51.3	$2.53

Year Ended December 31, 2013	Net Income	Diluted shares	Diluted Earnings/ (Loss) Per Common Share Impact
As reported	$272.1	56.7	$4.79
Add back certain items, net of tax:
RailAmerica integration/acquisition costs	10.7		0.19
Business development and financing costs	1.4		0.03
Net gain on sale of assets	(3.2)		(0.06)
Retroactive short line tax credit for 2012	(41.0)		(0.72)
FTC valuation allowance	2.0		0.03
As adjusted	$242.0	56.7	$4.26
Impact of 2013 short line tax credit	(25.9)		(0.46)
As adjusted (excluding the short line tax credit)	$216.1	56.7	$3.80
F

Free Cash Flow Description and Discussion
Management views Free Cash Flow and Adjusted Free Cash Flow as important financial measures of how well the Company is managing its assets. Subject to the limitations discussed below, Free Cash Flow is a useful indicator of cash flow that may be available for discretionary use by the Company. Free Cash Flow is defined as Net Cash Provided by Operating Activities less Net Cash Used in Investing Activities, excluding net cash used for acquisitions/divestitures. Free Cash Flow is further adjusted to reflect Free Cash Flow before investments in equipment and facilities to support new businesses. Key limitations of the Free Cash Flow and the Adjusted Free Cash Flow measures include the assumptions that the Company will be able to refinance its existing debt when it matures and meet other cash flow obligations from financing activities, such as principal payments on debt. Free Cash Flow and Adjusted Free Cash Flow are not intended to represent, and should not be considered more meaningful than, or as an alternative to, measures of cash flow determined in accordance with GAAP. Free Cash Flow and Adjusted Free Cash Flow may be different from similarly-titled non-GAAP financial measures used by other companies.
In accordance with Regulation G, the following table sets forth a reconciliation of the Company’s Net Cash Provided by Operating Activities to the Company’s Free Cash Flow and Adjusted Free Cash Flow for the years ended December 31, 2010, 2012 and 2013 ($ in millions):

	Years Ended December 31,
	2010	2012	2013
Net cash provided by operating activities	$172.7	$170.7	$413.5
Net cash used in investing activities	(387.0)	(2,101.7)	(208.7)
Net cash used for acquisitions/divestitures (a)	319.8	1,964.2	12.9
Cash paid for acquisition-related expenses (b)	14.9	—	—
Free cash flow	120.3	33.2	217.6
New business investments	—	101.9	34.2
Adjusted free cash flow	$120.3	$135.0	$251.8

(a)
The 2010 period included $319.8 million in net cash paid for the acquisition of FreightLink Pty Ltd (FreightLink). The 2012 period included $1.9 billion in net cash paid for the acquisition of RailAmerica, Inc. as well as $38.9 million in cash paid for incremental expenses related to the purchase, integration and financing of the acquisition. The 2013 period included $12.9 million in cash paid for incremental expenses related to the integration of RailAmerica, Inc.

(b)	The 2010 period included Australian stamp duty expense incurred and paid in 2010.

OTHER MATTERS
Our Board does not know of any other matters that are to be presented for action at the annual meeting. Should any other matter come before the annual meeting, however, the proxyholders will have discretionary authority to vote all proxies with respect to such matter in accordance with their judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Allison M. Fergus
General Counsel and Secretary
Dated: April 7, 2014

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders of Genesee & Wyoming Inc. to be held on May 21, 2014.

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M70805-P47996

GENESEE & WYOMING INC.

Annual Meeting of Stockholders to be held on Wednesday, May 21, 2014 10:00 A.M. EDT

This Proxy is Solicited on Behalf of the Board of Directors for the 2014 Annual Meeting of Stockholders

The undersigned hereby appoints ALFRED Q. RICOTTA and TIMOTHY J. GALLAGHER, and each of them, proxies for the undersigned, with power of substitution, to represent and vote as designated on the reverse side of this card all shares of Class A Common Stock and all shares of Class B Common Stock (if any) of GENESEE & WYOMING INC. (the "Company") held of record by the undersigned on April 1, 2014, at the Annual Meeting of Stockholders of the Company to be held at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, CT 06870, on Wednesday, May 21, 2014 at 10:00 A.M. EDT, or at any adjournment or postponement thereof.

The undersigned acknowledges receipt of the Notice of Internet Availability of Proxy Materials and/or Proxy Statement and Annual Report describing more fully the proposals set forth herein.

This Proxy, when properly executed, will be voted as specified by the undersigned. This Proxy revokes any prior proxy given by the undersigned. **If the Proxy is signed but no direction is given, such Proxy will be voted FOR the election of the three nominees for director listed on the reverse side of this card and FOR Proposals 2 and 3, and it will be voted in the discretion of the proxies upon such other matters as may properly come before the Annual Meeting.**

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

(CONTINUED AND TO BE DATED AND SIGNED, ON THE OTHER SIDE)

GENESEE & WYOMING INC.
ATTN: SECRETARY
20 WEST AVENUE
DARIEN, CT 06820

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. EDT on May 20, 2014 (May 18, 2014 for participants of the Company's employee stock purchase plan). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. EDT on May 20, 2014 (May 18, 2014 for participants of the Company's employee stock purchase plan). Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Mailed proxy cards must be received no later than May 20, 2014 (May 18, 2014 for participants of the Company's employee stock purchase plan).

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M70804-P47996

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GENESEE & WYOMING INC.

The Board of Directors recommends you vote FOR the following nominees:

	For All	Withhold All	For All Except
1. Election of Directors for a Three-Year Term Expiring in 2017	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees:

01) Mortimer B. Fuller III
02) John C. Hellmann
03) Robert M. Melzer

The Board of Directors recommends you vote FOR proposals 2 and 3:

	For	Against	Abstain
2. Non-binding, advisory vote to approve the compensation paid to the Company's named executive officers.	☐	☐	☐
3. The ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2014.	☐	☐	☐

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date